Exhibit 2.6

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

TRHC MEC Holdings, llc,

the Sellers (as defined herein),

and

mace wolf, as SellerS’ Representative

dated as of October 19, 2018

ARTICLE I DEFINITIONS		1
ARTICLE II SALE AND PURCHASE OF THE SHARES		16
2.1	Sale and Purchase.	16
2.2	Estimated Closing Payment Statement.	17
2.3	Closing Payments.	17
2.4	Purchase Price Adjustment.	18
2.5	Contingent Amount.	20
2.6	Parent Stockholder Vote Override Provisions.	23
2.7	Withholding.	23
ARTICLE III THE CLOSING		24
3.1	Location; Date.	24
3.2	Deliveries.	24
3.3	No Further Ownership in the Shares.	25
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS		25
4.1	Authority and Binding Effect.	25
4.2	Validity of the Transactions.	26
4.3	Restrictions.	26
4.4	The Shares.	26
4.5	Investment Representations.	26
4.6	Absence of Litigation.	27
4.7	Brokers.	28
4.8	U.S. Status of Seller.	28
ARTICLE V REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		28
5.1	Organization and Standing.	28
5.2	Capitalization and Ownership; No Subsidiaries.	28
5.3	Authority and Binding Effect.	29
5.4	Validity of the Transactions.	29
5.5	Restrictions.	29
5.6	Third Party Options.	29
5.7	Financial Statements; Books of Account.	30
5.8	Taxes.	31
5.9	Undisclosed Liabilities.	33
5.10	Banking Relationships.	33
5.11	Accounts Receivable.	33
5.12	Title to Assets; All Tangible Assets.	33
5.13	Condition of Assets.	33
5.14	Real Property.	34
5.15	Intellectual Property.	35
5.16	Contracts.	38
5.17	Employees/Independent Contractors.	39
5.18	Governmental Permits.	40
5.19	Compliance with Law and Orders.	40

5.20	Insurance.	42
5.21	Labor Matters.	42
5.22	Employee Benefit Plans.	43
5.23	Transactions with Affiliates.	45
5.24	Absence of Certain Changes.	46
5.25	Environmental Matters.	47
5.26	Additional Information.	47
5.27	Brokers.	47
5.28	Relationship With Customers and Suppliers.	47
5.29	Privacy Matters; IT System.	48
5.30	Corporate Records.	49
5.31	Statements and Other Documents Not Misleading.	49
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		49
6.1	Organization and Standing.	49
6.2	Authority and Binding Effect.	49
6.3	No Conflicts; Consents.	49
6.4	Stock Consideration.	50
6.5	Brokers.	50
6.6	SEC Documents.	50
6.7	Disposition of the Company During Contingent Period.	50
6.8	Independent Investigation; No Reliance.	50
ARTICLE VII COVENANTS		51
7.1	Further Assurances.	51
7.2	Certain Tax Matters.	51
7.3	Tail Policy.	52
7.4	Termination of Company Benefit Plans.	53
7.5	Restrictive Covenants.	53
7.6	Confidentiality.	54
7.7	Termination of Related Party Arrangements.	54
7.8	Public Announcements.	54
7.9	Release.	55
7.10	Lock-Ups.	56
ARTICLE VIII CONDITIONS TO CLOSING		57
8.1	Conditions to Obligations of Purchaser.	57
8.2	Conditions to Obligations of Sellers.	58
ARTICLE IX INDEMNIFICATION		58
9.1	By the Sellers.	58
9.2	By Purchaser.	60
9.3	Certain Limitations; Calculation and Satisfaction of Claims.	60
9.4	Survival; Claims Period.	63
9.5	Third Party Claims.	64
9.6	Procedure for Direct Claims.	65
9.7	No Contribution/Indemnification.	66

9.8	Contingent Claims.	66
9.9	Indemnification Payments.	66
ARTICLE X GENERAL MATTERS		66
10.1	Entire Agreement.	66
10.2	Amendments and Waiver.	67
10.3	Successors and Assigns.	67
10.4	Governing Law.	67
10.5	Consent to Jurisdiction.	67
10.6	Interpretation.	68
10.7	Counterparts.	69
10.8	Disclosure Schedules.	69
10.9	Negotiated Agreement.	69
10.10	Severability.	69
10.11	Specific Performance.	70
10.12	No Third Party Beneficiaries.	70
10.13	Expenses.	70
10.14	Notices.	70
10.15	Legal Counsel; Privilege Matters.	71
ARTICLE XI SELLER REPRESENTATIVE		72
11.1	Appointment.	72
11.2	Obligations.	72
11.3	Successor.	73
11.4	Reliance.	73

EXHIBITS

EXHIBITS

Exhibit ASeller List

Exhibit BForm of Escrow Agreement

Exhibit CContingent Payment Calculations

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 19, 2018, by and among (a) TRHC MEC Holdings, LLC, a Delaware limited liability company (“Purchaser”), (b) the stockholders of Cognify, Inc., a California corporation (the “Company”), set forth on the signature page hereto under the heading “Sellers” (each, a “Seller”, and collectively, the “Sellers”), and (c) Mace Wolf, solely in his capacity as the Sellers’ Representative (the “Sellers’ Representative” and, together with Purchaser, the Company and the Sellers, each a “Party” and collectively, the “Parties”).

Background

The Sellers collectively own all of the issued and outstanding capital stock of the Company (the “Shares”).

Each Seller is the record and beneficial owner of the number of Shares set forth opposite each such Seller’s name on Exhibit A hereto.

Subject to the terms and conditions set forth herein, each Seller desires to assign, transfer and sell to Purchaser, and Purchaser desires to purchase, all of the Shares.

Terms and Conditions

NOW, THEREFORE, in consideration of the respective covenants, agreements, representations and warranties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I Definitions

For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

“ACA” is defined in Section 5.22(g)(vii).

“Accelerated Contingent Payment Amount” is defined in Section 2.5(e)(i).

“Accelerated Contingent Payment Date” is defined in Section 2.5(e)(i).

“Accelerated Contingent Payment Notice” is defined in Section 2.5(e)(i).

“Accelerated Contingent Stock Consideration” is defined in Section 2.5(e)(i).

“Accounts Receivable” means, as of any specified date, any trade accounts receivable, notes receivable, bid, lease or performance deposits, employee advances and other miscellaneous receivables of the Company (whether or not arising out of the ordinary course of business), together with, in each case, the full benefit of any security interest of the Company therein and any claim, remedy or other right related to the foregoing.

“Accredited Investor” means a Seller that is an “Accredited Investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

“Action” means any claim, proceeding, litigation, lawsuit, action, cause of action, demand, suit, arbitration, inquiry, audit, notice of violation, citation, summons, subpoena, investigation, administrative, quasi-administrative or other proceeding, of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Adjusted EBITDA” means EBITDA as adjusted in the same manner as set forth in Parent’s earning press release for the 2018 second fiscal quarter issued on August 7, 2018.

“Adjustment Escrow Amount” means an amount equal to $100,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount paid to the Escrow Agent, and any interest earned thereon, which shall be maintained and administered by the Escrow Agent in accordance with the Escrow Agreement to provide a source of funds for the payment of the amounts owing to Purchaser or the Sellers, as applicable, under Section 2.4(d).

“Affiliates” means, with respect to a particular Party, (a) Persons controlling, controlled by or under common control with that Party, as well as any officers, directors and majority-owned entities of that Party and of its other Affiliates, and (b) an Immediate Family Member of that Party.  For the purposes of control, ownership, directly or indirectly, of 20% or more of the voting stock or other Equity Interest shall be deemed to constitute control.

“Agreement” means this Agreement, including all schedules, annexes and exhibits hereto.

“Assets” means, collectively, all of the assets, including inventory, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated of the Company, whether or not reflected on the Financial Statements.

“Balance Sheet” is defined in Section 5.7(a).

“Balance Sheet Date” is defined in Section 5.7(a).

“Baseline Amount” is defined in Section 2.1.

“Baseline Cash Amount” means $10,800,000.

“Business” means, collectively, the business of providing software as a service (SaaS) for electronic health records and third party administrator services which in either event pertain to PACE organizations.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“Business Intellectual Property” means the Licensed Intellectual Property and the Owned Intellectual Property.

“Buyer Releasing Person” is defined in Section 7.9(f).

“Cash Consideration” is defined in Section 2.1.

“Claim Notice” is defined in Section 9.6(a).

“Claim Response” is defined in Section 9.6(a).

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Cash” means, collectively, all cash and cash equivalents held by the Company, less (a) any and all restricted cash (including any amounts that are not freely available) and cash necessary to cover all outstanding checks and wire transfers that have been mailed, transmitted or otherwise delivered by the Company but have not cleared its bank or other accounts, all as determined in accordance with GAAP; less (b) any overdrafts or related fees, in each case as of the close of business on the day immediately preceding the Closing Date.

“Company Confidential Information” is defined in Section 7.6.

“Company Contracts” is defined in Section 5.16(b).

“Company Disclosure Schedule” is defined in the preamble to ARTICLE V.

“Company Products” means, each product (including any Software product) or service developed, under development, manufactured, sold, licensed, leased or delivered by the Company, and other products sold, marketed, promoted, or distributed by or on behalf of the Company, including those set forth on Schedule 1.1(a) hereto.

“Company Security” means all outstanding Shares and any other Equity Interest in the Company.

“Company Software” means all Software (including any firmware or other Software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold at any time by the Company (excluding Software licensed to the Company under Off-the-Shelf Software Licenses solely for internal use).

“Compliance Certificate” is defined in Section 8.1(c).

“Confidential Information” means any information of a Party, including a list, compilation, method, technique or process that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use.

“Contingent Business” means, collectively, the Company, Mediture, eClusive and Parent’s Peak PACE division, whether operating together or as separate subsidiaries, business units or divisions of Parent or any subsidiary of Parent.

“Contingent Cash Consideration” is defined in Section 2.5(c)(i).

“Contingent Claim” is defined in Section 9.8.

“Contingent Payment” means, on the Contingent Payment Measurement Date, an amount equal to (PMCE Combined Ending Adjusted Revenue – PMCE Combined Starting Adjusted Revenue + PMCE Combined Ending Adjusted EBITDA – PMCE Combined Starting Adjusted EBITDA) multiplied by two.

“Contingent Payment Measurement Date” means December 31, 2021.

“Contingent Period” means the twelve (12)-month period ending on the Contingent Payment Measurement Date.

“Contingent Statement” is defined in Section 2.5(a).

“Contingent Stock Consideration” is defined in Section 2.5(c)(i).

“Contract” means any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is or may be binding on any Person or its property under applicable Law, including any purchase orders or statements of work authorized or issued pursuant to the terms of a contract.

“Customer Contracts” means any Contracts pursuant to which the Company has provided or will provide products or services in connection with the Business.

“Damages” means any and all Liabilities, claims, demands, judgments, losses, Taxes, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Purchaser Party in connection therewith).  In no event shall “Damages” be deemed to include any losses, Liabilities, or damages for any “multiple of profits”, “multiple of cash flow” or similar valuation methodology used in calculating the amount of Damages, unless such matter (i) overstates the recurring revenue (or similar revenue streams), EBITDA or cash flows of the Company prior to the Closing, (ii) affects the recurring revenue (or similar revenue streams), EBITDA or cash flows of the Company following the Closing, (iii) understates the recurring expenses (or similar expense line items) or capital expenditures of the Company prior to the Closing or (iv) affects the recurring expenses (or similar expense line items) or capital expenditures of the Company following the Closing.

“Debt Amount” means, collectively, the amount of all Indebtedness of the Company that is outstanding as of the Closing, determined immediately prior to giving effect to the Closing.

“Deductible” is defined in Section 9.3(a).

“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, could constitute a breach, default or violation or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, could give rise to a right of termination, renegotiation, acceleration or a right to receive Damages or a payment of penalties.

“Disputed Amounts” is defined in Section 2.5(b).

“Divestiture” means the sale or other disposition of equity or other ownership interests in Excellent Harvest LLC, a Florida limited liability company.

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“eClusive” means eClusive L.L.C., a Minnesota limited liability company.

“Environmental Laws” means all Laws, Environmental Permits, policies, guidance documents, Orders and Contracts with any Governmental Body related to protection of the environment, natural resources, safety or health or the handling, use, recycle, generation, treatment, storage, transportation or disposal of hazardous materials, and any common law cause of action relating to the environment, natural resources, safety, health or the management of or exposure to hazardous materials.

“Environmental Permit” means all permits, licenses, approvals, authorizations or consents required by any Governmental Body under any applicable Environmental Law and includes any and all Orders, consent orders or binding Contracts issued or entered into by a Governmental Body under any applicable Environmental Law.

“Equity Interest” means, in respect of any Person, (a) any capital stock or similar security of (or other ownership or profit interests in) such Person, (b) any security convertible into or exchangeable for any security (or other ownership or profit interests) described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a) or (b), (d) any other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, and (e) any “equity security” within the meaning of the Exchange Act and the rules and regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules promulgated thereunder, or any successor Law.

“ERISA Affiliate” means any Person that, together with the Company, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into on the date hereof by Purchaser, the Sellers’ Representative and the Escrow Agent, in the form attached as Exhibit B hereto.

“Escrow Funds” means the Adjustment Escrow Fund and the Indemnification Escrow Fund.

“Estimated Closing Cash Payment” is defined in Section 2.3.

“Estimated Closing Payment” is defined in Section 2.3.

“Estimated Closing Payment Calculation Statement” is defined in Section 2.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Claim” is defined in Section 7.9.

“Expiration Date” is defined in Section 9.4.

“Final Company Transaction Expenses” means the Transaction Expenses, as finally determined pursuant to Section 2.4(b).

“Final Debt Amount” means the Debt Amount, as finally determined pursuant to Section 2.4(b).

“Final Determination” means, with respect to any issue, (a) an Order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement entered into under Section 7121 of the Code or any other binding settlement agreement entered into in connection with or in contemplation of an administrative or judicial proceeding, or (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

“Final Net Working Capital” means the Net Working Capital, as finally determined pursuant to Section 2.4(b).

“Final Purchase Price” is defined in Section 2.4(c).

“Final Purchase Price Calculation Statement” is defined in Section 2.4(c).

“Financial Statements” is defined in Section 5.7(a).

“Fundamental Representations” means the representations and warranties set forth in ARTICLE IV  (Representations and Warranties of the Sellers), Sections 5.1  (Organization and Standing), 5.2  (Capitalization and Ownership; No Subsidiaries), 5.3  (Authority and Binding Effect), 5.4  (Validity of the Transactions), 5.8  (Taxes), 5.23  (Transactions with Affiliates), and 5.27  (Brokers).

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“General Cap Claim” is defined in Section 9.3(b).

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body or other entity and any court, arbitrator or other tribunal).

“Governmental Permit Action” is defined in Section 5.18.

“Governmental Permits” means any permits, licenses, registrations, listings, certificates of occupancy, approvals, privileges or other authorizations of any nature whatsoever, granted, approved, accepted or allowed by any Governmental Body.

“Health Care Laws” means Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA; and any similar state and local Laws; and all applicable federal, state, and local licensing, state anti-kickback and regulatory and Laws applicable to the services provided by the Sellers.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, and the implementing regulations at 45 CFR Parts 160 and 164, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009.

“Immediate Family Member” means spouse (including wife or husband during marriage and widow or widower whether or not remarried, same sex partner, live-in partner during such time as the same reside at the same address), mother, father, brother, sister, lineal descendent, or other named beneficiary under any trusts established by or under the will, testamentary trust or other estate planning document of such Person.

“Indebtedness” as applied to any Person means (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention Contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of Default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (e) all obligations under capital leases and those arrangements which should have been recorded as capital leases in respect of which such Person is liable as lessee, (f) any Liability of such Person in respect of banker’s acceptances or letters of credit, (g) all obligations of such Person in respect of the deferred purchase price of property or services (other than current trade accounts payable in the ordinary course of business), (h) obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment prior to the Closing Date in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the maximum liquidation preference that such Person may be required to pay plus, without duplication, accrued and unpaid dividends, (i) any deferred revenue, (j) any amounts owed to Affiliates of such Person, (k) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company, (l) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to in clauses (a) through (k), and (m) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnification Escrow Amount” means an amount equal to $1,800,000.

“Indemnification Escrow Fund” means the Indemnification Escrow Amount paid to the Escrow Agent, and any interest earned thereon, which shall be maintained and administered by the Escrow Agent in accordance with the Escrow Agreement to provide a source of funds for the payment of the indemnification obligations set forth in Section 9.1.

“Indemnified Party” means any Person that is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnified Purchaser Party” is defined in Section 9.1(a).

“Indemnified Seller Party” is defined in Section 9.2(a).

“Indemnitor” means any Party from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“Independent Accounting Firm” is defined in Section 2.4(c).

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, including any and all: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, renewals, extensions and reexaminations thereof, and all industrial designs and registrations and applications therefor, (b) trademarks, service marks, trade dress, logos, slogans, trade names, domain names, URLs, brand names, and corporate names, user names, screen names, internet and mobile account names (including social media names, “tags,” and “handles”) or other designations of source, origin, sponsorship, endorsement or certification, together with all goodwill associated with any of the foregoing, whether or not applied for or registered and all applications, registrations and renewals in connection therewith, (c) all copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, together with all translations, adaptations, derivations and combinations thereof and all website content, documentation, advertising copy, marketing materials, specifications, drawings, graphics, databases, and recordings, (d) all trade secrets and Confidential Information (including ideas, source code, object code, invention disclosure statements, databases, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, tools, methods, product road maps, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (“Trade Secrets”), (e) all computer software (including data and related documentation) and databases, and any and all software implementations of algorithms, specifications, models and methodologies, application programming interfaces, user interfaces, assemblers, applets, compilers, compiled code, binaries, design tools, development tools, operating systems, in each case whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations, compilations, arrangements, adaptations, and derivative works thereof (“Software”), (f) all other proprietary rights and rights of publicity relating to any of the foregoing, including rights to priority, causes of action,  damages and remedies for past, present and future infringements, misappropriations or other violations thereof and rights of protection of an interest therein under the Laws of any jurisdiction, and (g) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means the hardware, Software (other than proprietary software developed for or by the Company for its own internal use or providing to Persons), databases (but not including any data contained therein or associated therewith), data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed by the Company, or any of them, but excluding such lines or infrastructure owned or operated by third parties (e.g., internet service providers, telecommunications carriers, and the like) to which the Company has access under a Contract.

“Knowledge,” “to the knowledge of,” or phrases of similar import, with respect to an individual, means the actual knowledge of an individual after due inquiry.  A Person other than an individual shall be deemed to have “Knowledge” of a fact or matter if any individual who is serving as a director, manager or officer of that Person (or in any similar capacity) has, or at any time had, Knowledge of a fact or matter.

“Law” means any federal, state, local or municipal law, statute, constitution, ordinance, code, decree, rule, regulation, ruling, requirement, policy or guideline issued, enacted, adopted or promulgated by or under the authority of any Governmental Body.

“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, debt, claim, loss, damage, deficiency, guaranty or endorsement of any nature whatsoever, of or by any Person, whether absolute or contingent, asserted or unasserted, known or unknown, secured or unsecured, recourse or non-recourse, filed or unfiled, accrued or unaccrued, due or to become due, or liquidated or unliquidated.

“Licensed Intellectual Property” means all Intellectual Property owned by a third party and used or held for use by the Company under a license, sublicense or permission.

“Liens” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Liquidated Claim Notice” is defined in Section 9.6(a).

“Malware” means computer instructions or code that can alter, destroy, shut down, lock out, lock up, encrypt, inhibit or interfere with the operation of or access to computer software, databases, data, network, servers, or any related computer environment, including but not limited to other programs’ data storage and computer libraries; programs that self-replicate without manual intervention; instructions programmed to activate at a predetermined time upon a specified event; programs that permit unauthorized access to computer software or hardware or databases; programs that purport to do a meaningful function but are designed for a different and harmful function; and programs that perform no useful function but utilize substantial computer, telecommunications, memory, or other resources, including viruses, Trojan horses, botnets, spiders, time bombs, protect codes, data destruction keys, trap doors, kill switches, and similar codes or devices.

“Material Adverse Effect” means any change, effect event, violation, inaccuracy, circumstance or other matter that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to (i) the Liabilities, financial condition, assets, results of operations, prospects, liquidity, products, competitive position, customers or customer relations of the Company or the Business or (ii) the ability of the Sellers or the Company to consummate the Transactions or to perform any of their respective obligations under this Agreement, in each case other than any such effect or change resulting from or arising in connection with (a) general economic or industry-wide conditions which do not disproportionately affect the Company or the Business, (b) acts of terrorism or military action or the threat thereof which do not disproportionately affect the Company or the Business or (c) any change in accounting requirements or principles or any change in applicable Law.

“Maximum Share Number” means 19.9% of the issued and outstanding shares of Parent Stock as of the close of trading on the last trading day immediately prior to the Closing Date, rounded down to the nearest whole share.

“Mediture” means Mediture LLC, a Minnesota limited liability company.

“Net Working Capital” means the current assets of the Company (including the Company Cash, but excluding prepaid software licenses) less the current liabilities of the Company (excluding the Transaction Expenses and the current portion of any Indebtedness), each determined as of the close of business on the day immediately preceding the Closing Date in a manner consistent with the preparation of the Financial Statements, the Net Working Capital Schedule and the Target Net Working Capital, including the application of GAAP therein, consistently applied, and, to the extent consistent with GAAP, shall be consistent in all material respects with the books and records of the Company.

“Net Working Capital Schedule” means the schedule attached hereto as Schedule 2, which schedule contains the calculations and principles used to determine the Net Working Capital.

“Non-Qualified Deferred Compensation Plan” is defined in Section 5.22(g)(vi).

“Notice of Objection” is defined in Section 2.5(b).

“Notice of Third Party Claim” is defined in Section 9.5(a).

“Off-the-Shelf Software License” means any license or other Contract for generally commercially available, off-the-shelf Software that in each case has incurred license fees of less than $5,000.

“Open Source Software” means any Software subject to a license agreement that (a) requires the licensor to permit reverse-engineering of the licensed Software or other Software incorporated into, derived from, or distributed with such licensed Software (except to the extent required by law for interoperability purposes), or (b) requires the licensed Software or other Software incorporated into, derived from, or distributed with such licensed Software to (i) be distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be distributed at no charge.  Open Source Software license agreements include, but are not limited to: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (b) The Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards Source License (SISSL), (g) the Apache Server license, (h) the QT Free Edition License, (i) the IBM Public License, (j) BitKeeper and (k) the Common Public License.

“Order” means any judgment, decree, injunction, order, ruling, writ, citation or award of any nature of any Governmental Body or other authority that is binding on any Person or its property under applicable Law.

“Ordinary course” or “ordinary course of business” means, with respect to an action taken by any Person, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means an entity’s certificate or articles of incorporation, formation or organization, certificate defining the rights and preferences of securities, general or limited partnership agreement, bylaws or operating agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

“OSS License” means any license or other Contract pursuant to which Software is licensed or distributed that requires licensees or recipients to (i) disclose or otherwise make available the source code for any Software incorporating or using such licensed or distributed Software, or that is a derivative work of such licensed distributed Software, or that was otherwise authored or developed using such licensed or distributed Software, or (ii) distribute or make available the Software described in item (i) on terms specified in such license or other Contract, including, but not limited to, the GNU General Public License (GPL) (any version) or other open source code license.

“OSS Modifications” means any and all modifications to or derivative works of any Open Source Software made by or on behalf of the Company.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Parent” means Tabula Rasa HealthCare, Inc., a Delaware corporation.

“Parent Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Stock Value” means, as of an applicable date, an amount per share of Parent Stock equal to the arithmetic average of the volume-weighted average (rounded to two decimal places) trading price per share of Parent Stock for the fifteen (15) full trading days ended on and including the trading day immediately prior to such applicable date, using trading prices reported on (a) the NASDAQ Global Market based or (b) such other trading market that Parent Stock is trading on as of such applicable date, in each case based on all trades in Parent Stock on the NASDAQ Global Market (or such other trading market) during the primary trading sessions from 9:30 a.m., Eastern Time, to 4:00 p.m., Eastern Time (and not an average of the daily averages during such fifteen (15) trading days).

“Party” is defined in the Preamble.

“Payoff Letters” is defined in Section 3.2(a)(vi).

“Peak” means Parent’s Peak Health Plan Management Services division.

“Permitted Liens” means (a) Liens for Taxes, assessments or similar charges not yet due and payable, (b) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens securing obligations incurred in the ordinary course of the Business not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside therefor, and (c) easements, rights of way, restrictions, and the like affecting any real property, in each case of record, visible upon a physical inspection of the real property or otherwise made known to Purchaser and which, individually or in the aggregate, do not materially affect the use and enjoyment of the real property.

“Person” means any natural person, corporation, limited liability company, partnership, proprietorship, association, joint venture, trust or other legal entity.

“Personal Information” means (i) any information or data that alone or together with any other data or information relates to an identified or identifiable natural person and (ii) any other information or data considered to be personally identifiable information or data under applicable

Laws (including financial information and protected health information, as such term is defined under HIPAA).

“Plans” means (a) any pension plan, 401(k) plan, profit-sharing plan, health or welfare plan, and any other employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is maintained or sponsored by the Company or to which the Company contributes or for which the Company otherwise has or may have any Liability, either directly or as a result of an ERISA Affiliate, and (b) any other benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contractors, that is maintained or sponsored by the Company or to which the Company contributes or for which the Company otherwise has or may have any Liability either directly or as a result of an ERISA Affiliate, including employment Contracts, offer letters, severance policies or Contracts, retention or change in control compensation agreements, executive compensation arrangements, bonus, commission or other incentive arrangements, equity-based compensation, deferred compensation arrangements, welfare or fringe benefits, and each other employee benefit plan, fund, program, Contract or arrangement.

“PMCE Combined Ending Adjusted EBITDA” means the combined Adjusted EBITDA of Peak, Mediture, eClusive and the Company at year end 2021.

“PMCE Combined Ending Adjusted Revenue” means the combined revenue of Peak, Mediture, eClusive and the Company at year end 2021 but excluding (i) inter-company billings (for example, fees charged by Cognify to Peak) and (ii) the applicable percentage of revenue earned from the clients set forth on Schedule 1.1(b).

“PMCE Combined Starting Adjusted EBITDA” means the annualized combined Adjusted EBITDA of Peak, Mediture, eClusive and the Company based on such combined Adjusted EBITDA for that portion of the fourth quarter of fiscal year ended December 31, 2018 for which each of Peak, Mediture, eClusive and the Company are, respectively, a subsidiary or division of Parent.

“PMCE Combined Starting Adjusted Revenue” means the annualized combined revenue of Peak, Mediture, eClusive and the Company based on such combined revenue for that portion of the fourth quarter of fiscal year ended December 31, 2018 for which each of Peak, Mediture, eClusive and the Company are, respectively, a subsidiary or division of Parent, but excluding (i) inter-company billings (for example, fees charged by Cognify to Peak) and (ii) the applicable percentage of revenue earned from the clients set forth on Schedule 1.1(b).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending prior to or on the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Prime Rate” means the prime lending rate as reported in The Wall Street Journal from time to time as the base rate on corporate loans.

“Privacy Laws” is defined in Section 5.29(a).

“Purchase Price” is defined in Section 2.1.

“Purchaser” is defined in the Preamble.

“Purchaser’s Closing Payment” is defined in Section 2.4(a).

“Purchaser’s Closing Payment Calculation Statement” is defined in Section 2.4(a).

“Purchaser’s Proposed Calculations” is defined in Section 2.4(a).

“Qualified Plan” is defined in Section 5.22(c).

“Real Estate Agreements” is defined in Section 5.14(b).

“Real Estate Lease” is defined in Section 5.14(a).

“Real Estate License” is defined in Section 5.14(b).

“Real Property” means all rights and interests in or to real property (including any real estate, land, building, condominium, town house or other real property of any nature), including all shares of stock or other ownership interests in cooperative or condominium associations, fee estates, leaseholds and subleaseholds, purchase and leasehold options, easements, licenses, rights of use and occupancy, privileges, hereditaments, appurtenances thereto, rights to access and rights of way, easement or prescriptive right and all structures, owned by the Company or used in the operation of the Business, together with any additions thereto or replacements thereof.

“Registered IP” is defined in Section 5.15(a).

“Release” means any release, spill, emission, leaching, leaking, migration, dumping, emptying, pumping, injection, deposit, disposal, discharge or dispersal into the indoor or outdoor environment, or into or out of any property.

“Released Claims” is defined in Section 7.9(a).

“Releasee” is defined in Section 7.9(a).

“Releasor” is defined in Section 7.9(a).

“Remaining Disputed Items” is defined in Section 2.4(c).

“Response Period” is defined in Section 9.6(a).

“Restricted Party” is defined in Section 7.5.

“Restricted Period” is defined in Section 7.5.

“Review Period” is defined in Section 2.4(b).

“Scheduled IP” is defined in Section 5.15(a).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” is defined in Section 6.6.

“SEC Effective Date” is defined in Section 6.6.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Released Person” is defined in Section 7.9(f).

“Sellers” is defined in the Preamble.

“Sellers’ Proposed Calculations” is defined in Section 2.4(b).

“Sellers’ Representative” is defined in the Preamble.

“Setoff Notice” is defined in Section 9.3(g).

“Shares” is defined in the Background.

“Software” is defined in the definition of “Intellectual Property.”

“State Privacy Laws” is defined in Section 5.29(a).

“Statements” is defined in Section 2.5(a).

“Stock Amount” is defined in Section 2.1.

“Stock Consideration” is defined in Section 2.1.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Target PMCE Statement” is defined in Section 2.5(a).

“Target Working Capital” means $830,000.

“Tax Returns” means all reports, returns, statements, elections, declarations, disclosures, informational returns or statements (including estimated reports, returns, schedules or statements) and other similar filings required to be filed by a Party with respect to any Taxes (including any schedule or attachment thereto), and including any amendment thereof.

“Taxes” shall mean all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, unemployment, windfall, escheat or unclaimed property, environmental, social security (or equivalent), Medicare, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment), whether disputed or not, and including any liability for the payment of the foregoing obligations of another Person as a result of (a) being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group of corporations including by application of Treasury Regulation Section 1.1502‑6 or any similar provision of applicable Law; (b) being or having been a party to any tax sharing agreement or any express or implied obligation to indemnify any Person; and (c) being or having been a transferee, successor, or otherwise assuming the obligations of another Person to pay the foregoing amounts.

“Third Party Claim” is defined in Section 9.5(a).

“Third Party Defense” is defined in Section 9.5(b).

“Trade Secrets” is defined in the definition of “Intellectual Property.”

“Transaction Documents” means this Agreement, the Escrow Agreement and any other certificate, instrument, Contract or document required to be delivered pursuant to the terms hereof.

“Transaction Expenses” means the sum of the following costs and expenses incurred, whether or not such costs or expenses have been paid prior to the date hereof or are paid prior to the Closing: (a) all fees, costs and expenses incurred by any of the Sellers or the Company relating to the Transactions, including legal, accounting, investment banking (including any broker’s fees), Tax, financial advisory and appraisal costs, and all other fees and expenses of third parties incurred in connection with the negotiation, preparation, execution and effectuation of the Transaction Documents, (b) the aggregate amount payable under any change of control, severance, transaction or retention bonuses, golden parachute, Tax gross-up or similar payments which are payable by the Company in connection with the consummation of the Transactions, including all payroll Taxes (including the employer portion of any employment Taxes payable with respect thereto, and other Taxes required to be withheld with respect to such payments or on account of any payment with respect to any Equity Interests), (c) any payments, costs, fees or expenses associated with obtaining any waivers, consents or approvals required in connection with the Transactions, (d) all costs, fees, premiums and expenses of purchasing the tail policy required by Section 7.3, and (e) 50% of the Escrow Agent’s fees and expenses incurred pursuant to the Escrow Agreement.

“Transactions” means the sale and purchase of the Shares, and the other transactions contemplated by the Transaction Documents.

“Transfer Taxes” is defined in Section 7.2(b).

“Unliquidated Claim” is defined in Section 9.6(a).

“U.S.” means the United States of America.

ARTICLE II Sale and Purchase of the SHARES
2.1 Sale and Purchase. Subject to the terms and conditions contained in this Agreement and subject to the adjustment set forth in Section 2.4, each Seller shall assign, sell, transfer and deliver to Purchaser, free and clear of all Liens, and Purchaser shall purchase from each Seller, all of such Seller’s right, title and interest in, to and under, the Shares in consideration of (a) an aggregate amount of cash equal to the Baseline Cash Amount minus, (i) the Final Debt Amount, minus (ii) the Escrow Funds, minus (iii) the Final Company Transaction Expenses, and, (iv) if the Final Net Working Capital exceeds the Target Working Capital, plus the amount of such excess, and, (v) if the Final Net Working Capital is less than the Target Working Capital, minus the amount of such deficiency (the “Cash Consideration”) and (b) a number of shares of Parent Stock with an aggregate value equal to $7,200,000 (the “Stock Amount,” and together with the Baseline Cash Amount, the “Baseline Amount”) at the Parent Stock Value calculated as of the date of this Agreement (the “Stock Consideration” and together with the Cash Consideration, the “Purchase Price”).

2.2 Estimated Closing Payment Statement.  At least three (3) Business Days prior to the Closing, the Sellers shall deliver to Purchaser a written statement (the “Estimated Closing Payment Calculation Statement”), which shall set forth the Sellers’ good faith estimate as of the Closing of each of the following calculated in accordance with the terms set forth herein: (i) the Debt Amount, (ii) the Transaction Expenses, (iii) the Net Working Capital (and each component thereof, including Company Cash), (iv) the portion of the Purchase Price (including Cash Consideration and Stock Consideration) to be received by each Seller (assuming no deductions related to the Adjustment Escrow Amount or the Indemnification Escrow Amount), (v) the portion of the Adjustment Escrow Amount and the Indemnification Escrow Amount allocated to each Seller, and (vi) the total Purchase Price paid to each Seller (after deductions related to the Adjustment Escrow Amount and the Indemnification Escrow Amount).  The Estimated Closing Payment Calculation Statement shall also set forth with respect to each recipient of any portion of the Estimated Closing Payment, as described in Section 2.3, the amount to which each such recipient is entitled as well as the wiring instructions relating thereto.  Purchaser shall have the opportunity to review and comment on the Estimated Closing Payment Calculation Statement and Sellers shall, in good faith, review and revise the Estimated Closing Payment Calculation Statement based on any such comments provided by Purchaser.  The Estimated Closing Payment Calculation Statement must be final at least one (1) Business Day prior to the Closing.

2.3 Closing Payments.  At the Closing, Purchaser shall pay an aggregate amount equal to (i) the Baseline Cash Amount, reduced by the Escrow Funds, reduced or increased on account of the Net Working Capital and reduced by Transaction Expenses and Debt Amount (such net amount, the “Estimated Closing Cash Payment”) and (ii) the Stock Consideration (together with the Estimated Closing Cash Payment, the “Estimated Closing Payment”), in each case as described in Section 2.1 and set forth on the Estimated Closing Payment Calculation Statement delivered in accordance with Section 2.2.  The Estimated Closing Payment shall be paid as follows:

(a)	to each Seller, the cash amount and number of shares of Parent Stock as are set forth in the Estimated Closing Payment Calculation Statement;
(b)	to each holder of any Debt Amount, the amount(s) of the applicable Indebtedness owed to such holder pursuant to wire instructions or other payment instructions provided by such holder;

(c)	to each Person to whom a Transaction Expense is owed, the amount of the applicable Transaction Expense pursuant to wire instructions or other payment instructions provided by such Person; and
(d)	to the Escrow Agent, the Indemnification Escrow Amount and the Adjustment Escrow Amount pursuant to wire instructions provided by the Escrow Agent.
2.4 Purchase Price Adjustment.
(a)

Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Sellers’ Representative a written statement (“Purchaser’s Closing Payment Calculation Statement”) setting forth Purchaser’s calculations (“Purchaser’s Proposed Calculations”) of (i) the Net Working Capital, (ii) the Debt Amount, (iii) the Transaction Expenses, and (iv) the cash payment actually due to the Sellers in accordance with Section 2.1 based on the amounts in the foregoing clauses (i) – (iii) (“Purchaser’s Closing Payment”).  Purchaser shall notify Sellers’ Representative during Purchaser’s preparation of the Purchaser’s Closing Payment Calculation Statement to the extent that in the course of preparing such Purchaser’s Closing Payment Calculation Statement, Purchaser identifies any material differences between the Estimated Closing Payment Calculation Statement and the Purchaser’s Closing Payment Calculation Statement; provided, however, that Purchaser shall ultimately have the right to determine the contents of the Purchaser’s Closing Payment Calculation Statement subject to the dispute resolution procedures set forth in Section 2.4(c).

(b)

After receipt of Purchaser’s Closing Payment Calculation Statement, the Sellers’ Representative shall have thirty (30) days (the “Review Period”) to review Purchaser’s Closing Payment Calculation Statement.  During the Review Period, Purchaser shall (i) permit the Sellers’ Representative to have reasonable access during normal business hours to the books and records pertaining to or used in connection with the preparation of Purchaser’s Closing Payment Calculation Statement and (ii) provide the Sellers’ Representative reasonable access during normal business hours to Purchaser’s and the Company’s employees and accountants as reasonably requested by the Sellers’ Representative; provided that such access will be in a manner that does not interfere with the normal business operations of Purchaser or the Company.  On or prior to the last day of the Review Period, the Sellers’ Representative shall notify Purchaser in writing of any disagreement with Purchaser’s Closing Payment Calculation Statement or with the accuracy of any of Purchaser’s Proposed Calculations.  Any such notice of disagreement shall specify those items or amounts as to which the Sellers’ Representative disagrees and shall include the Sellers’ Representative’s proposed changes to the calculation of the Company Cash, the Debt Amount, the Transaction Expenses, the Net Working Capital and Purchaser’s Closing Payment, as applicable (the “Sellers’ Proposed Calculations”); provided, that the Sellers’ Representative may only dispute any matters in Purchaser’s Proposed Calculations based on (x) non-compliance with the definitions of Net Working Capital, Debt Amount and Transaction Expenses, and (y) mathematical errors in the computation of Purchaser’s Proposed Calculations.  The Sellers’ Representative shall be deemed to have agreed with all other items and amounts included in Purchaser’s Closing Payment Calculation Statement that are not identified in the Sellers’ Proposed Calculations.  If the Sellers’ Representative does not dispute any aspect thereof or the amount of any of Purchaser’s Proposed Calculations during the Review Period, then Purchaser’s Closing Payment Calculation Statement and Purchaser’s Proposed Calculations shall be conclusive and binding upon the Parties.

(c)

In the event of a dispute with respect to the Sellers’ Proposed Calculations, Purchaser and the Sellers’ Representative shall attempt to reconcile differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties.  If Purchaser and the Sellers’ Representative are unable to reach a resolution to such effect within thirty (30) days after Purchaser’s receipt of the Sellers’ Proposed Calculations, Purchaser and the Sellers’ Representative shall engage the office of BDO USA LLP (the “Independent Accounting Firm”) located in Phoenix, Arizona to resolve the remaining disputed items (the “Remaining Disputed Items”).  The Independent Accounting Firm shall be directed to, within thirty (30) days after such submission, determine and report to the Parties upon the Remaining Disputed Items with respect to Purchaser’s Closing Payment Calculation Statement, and such report shall be final, binding and conclusive on the Parties hereto and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof.  The Independent Accounting Firm shall be authorized to resolve only the Remaining Disputed Items, and such resolution shall be based solely on the materials submitted by the Parties and not on independent review, and, in any event, shall be no less than the lesser of the amount claimed by either Purchaser or the Sellers’ Representative, and shall be no greater than the greater of the amount claimed by either Purchaser or the Sellers’ Representative.  The statement and amount selected by the Independent Accounting Firm are referred to herein as the “Final Purchase Price Calculation Statement” and the “Final Purchase Price,” respectively.  Purchaser and the Sellers’ Representative shall execute, if requested by the Independent Accounting Firm, an engagement letter containing reasonable and customary terms.  The Independent Accounting Firm shall determine the allocation of its costs and expenses based upon the percentage by which the portion of the contested amount not awarded to Purchaser, on the one hand, or the Sellers’ Representative, on the other hand, bears to the amount actually contested by or on behalf of such Parties.  For example, if the Sellers’ Representative claims the Final Purchase Price is $1,000 more than the amount determined by Purchaser, and Purchaser contests only $500 of the amount claimed by the Sellers’ Representative, and if the Independent Accounting Firm ultimately resolves the dispute by awarding the Sellers’ Representative $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300/500) to Purchaser and 40% (i.e., 200/500) to the Sellers’ Representative.

(d)

Upon the determination, in accordance with Section 2.4, of the Final Purchase Price and the determination of the Final Net Working Capital, the Final Debt Amount and the Final Company Transaction Expenses pursuant to Section 2.4(c):

(i) If the Final Purchase Price is greater than the Estimated Closing Payment, then Purchaser shall, within five (5) Business Days of the date upon which the Final Purchase Price is determined, pay the amount of any such excess to the Sellers’ Representative (for further distribution to the Sellers) in accordance with written instructions provided by the Sellers’ Representative to Purchaser, and Purchaser and the Sellers’ Representative shall provide joint written instructions to the Escrow Agent to pay the Adjustment Escrow Amount to the Sellers’ Representative (for further distribution to the Sellers); and

(ii) If the Final Purchase Price is less than the Estimated Closing Payment, then the Sellers’ Representative and Purchaser shall, within five (5) Business Days of the date upon which the Final Purchase Price is determined, provide joint written instructions to the Escrow Agent to pay the amount of any such deficiency to Purchaser; provided that, if such deficiency (stated as a positive number) is (a) greater than the Adjustment Escrow Amount, the

Sellers’ Representative (on behalf of the Sellers) shall pay Purchaser the amount of such excess, or (b) lesser than the Adjustment Escrow Amount, Purchaser and the Sellers’ Representative shall provide joint written instructions to the Escrow Agent to pay the remaining portion of the Adjustment Escrow Amount to the Sellers’ Representative (for further distribution to the Sellers).

(e)

Any payment to be made pursuant to Section 2.4 shall be, subject to Section 2.7, paid in cash and made to the account designated in writing by Purchaser or the Sellers’ Representative, as applicable.  Any rights accruing to any Party under this Section 2.4 shall be in addition to and independent of the rights to indemnification under ARTICLE IX and any payments made to any Party under this Section 2.4 shall not be subject to the requirements of ARTICLE IX.

2.5 Contingent Amount.  In addition to the Purchase Price, as adjusted pursuant to Section 2.4, the Sellers may be entitled to receive certain additional consideration in respect of the Transactions, on the terms and subject to the conditions set forth in this Section 2.5 and subject to satisfaction of the criteria hereunder:

(a)

Delivery of Statements.  On or prior to March 31, 2019, Purchaser shall provide to the Sellers’ Representative a statement (the “Target PMCE Statement”) setting forth the PMCE Combined Starting Adjusted Revenue and the PMCE Combined Starting Adjusted EBITDA.  On or prior to March 31, 2022, Purchaser shall provide to the Sellers’ Representative a statement (the “Contingent Statement” and together with the Target PMCE Statement, the “Statements”) setting forth the PMCE Combined Ending Adjusted EBITDA and the PMCE Combined Ending Adjusted Revenue and the calculation of the Contingent Payment, if any.  The Contingent Statement shall include calculations in the manner set forth on Exhibit C hereto.

(b)

Review of Statements.  The Sellers’ Representative will have a right to review the records reasonably necessary to calculate the amounts set forth on each Statement.  Within thirty (30) days after the receipt of the applicable Statement, the Sellers’ Representative may deliver to Purchaser, in good faith, a written statement describing in reasonable detail its objections, if any, to the applicable Statement solely with respect to (i) computational errors set forth in the Statement or (ii) in the case of the Contingent Statement, the manner in which the Contingent Payment was calculated (a “Notice of Objection”), which Notice of Objection shall be accompanied by the Sellers’ Representative’s good faith calculation of each item of dispute and a revised calculation of the amounts set forth on the applicable Statement.  If the Sellers’ Representative does not deliver a Notice of Objection within such thirty (30)-day period, the applicable Statement will become final and binding on each Party.  If the Sellers’ Representative delivers a Notice of Objection within such thirty (30)-day period, Purchaser and the Sellers’ Representative shall attempt to reconcile differences for a period of thirty (30) days following the delivery of such Notice of Objection.  Thereafter, any amounts in the applicable Statement not resolved by the Parties (“Disputed Amounts”) shall be submitted promptly by Purchaser and the Sellers’ Representative for resolution by the Independent Accounting Firm, who shall resolve the Disputed Amounts only and make any adjustments to the applicable Statement as soon as practicable and in any event within thirty (30) days after their engagement.  The Independent Accounting Firm shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the applicable Statement and the Notice of Objection, respectively.  The fees and expenses of the Independent Accounting Firm shall be borne by the Sellers’ Representative, on the one hand, and

Purchaser, on the other hand, based on the degree to which the Independent Accounting Firm has accepted the positions of the respective Parties.  The determination of the Disputed Amounts by the Independent Accounting Firm shall be final and binding upon Purchaser and the Sellers.

(c)	Payment of Contingent Payments.

(i) The Contingent Payment, if any, required to be paid by Purchaser to the Sellers pursuant to this Section 2.5 shall be paid by Purchaser as promptly as practicable and in no event later than twenty (20) days after the final determination of the PMCE Combined Ending Adjusted Revenue and the PMCE Combined Ending Adjusted EBITDA, unless otherwise agreed by Purchaser and the Sellers’ Representative.  The Contingent Payment, if any, shall be paid 50% in cash (“Contingent Cash Consideration”) and 50% in Parent Stock (“Contingent Stock Consideration”), except as otherwise contemplated herein, including Section 2.6, which Contingent Stock Consideration shall be at the Parent Stock Value (which, solely for purposes of this Section 2.5, shall be calculated based on the fifteen (15) full trading days ended on and including the Contingent Payment Measurement Date).  Payment of any cash to which the Sellers are entitled shall be made by Purchaser to the account or accounts designated in writing by the Sellers’ Representative; and the Contingent Stock Consideration shall be recorded in book-entry form in the name of the Sellers with Parent’s transfer agent, American Stock Transfer & Trust Company.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the aggregate amount of the Contingent Payment, if any, required to be paid by Purchaser to the Sellers pursuant to this Section 2.5 exceed $14,000,000.  In the event that the calculation of the Contingent Payment exceeds $14,000,000, the Contingent Payment shall be reduced to $14,000,000.

(iii) Upon payment of the Contingent Payment pursuant to this Section 2.5(c), Purchaser shall be fully released and discharged from all further liabilities or obligations pursuant to this Section 2.5.

(d)	Operation of the Company during Contingent Periods. From the Closing Date until the end of the Contingent Period (or, if earlier, the Accelerated Contingent Payment Date):

(i) Purchaser will operate the Contingent Business in such a manner that will permit the Parties to maintain sufficiently independent financial information to enable the calculation of the PMCE Combined Starting Adjusted EBITDA and the PMCE Combined Starting Adjusted Revenue during the calendar year ended December 31, 2018, and the PMCE Combined Ending EBITDA and the PMCE Combined Ending Adjusted Revenue during the Contingent Period;

(ii) The Sellers understand, acknowledge and agree that Purchaser is entitled to manage and operate the Contingent Business (including the Company), in its reasonable business discretion; and

(iii) Purchaser shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Contingent Payments hereunder.
(e)	Acceleration of Contingent Payment.

(i) Notwithstanding anything to the contrary contained in this Agreement, at any time after the Closing Date and prior to the Contingent Payment Measurement Date, Purchaser may, in its sole discretion, deliver written notice to the Sellers’ Representative (such notice, an “Accelerated Contingent Payment Notice”), electing to pay to the Sellers an aggregate amount equal to the then present value of $14,000,000 (compounded monthly using an annualized discount rate equal to five percent (5%), calculated from the Closing Date to the Contingent Payment Measurement Date) (the “Accelerated Contingent Payment Amount”) on the date, or upon the happening of a certain specified event, as set forth in such notice (the “Accelerated Contingent Payment Date”); provided that the Accelerated Contingent Payment Date shall be at least five (5) days following the date of the Accelerated Contingent Payment Notice.  The Accelerated Contingent Payment Amount shall be (i) paid 50% in cash and 50% in Parent Stock (the “Accelerated Contingent Stock Consideration”), except as otherwise contemplated herein, including Section 2.6, which Accelerated Contingent Stock Consideration shall be at the Parent Stock Value calculated as of the Accelerated Contingent Payment Date, and (ii) made by Purchaser to the account or accounts designated in writing by the Sellers’ Representative; provided, however, that the Accelerated Contingent Stock Consideration shall be recorded in book-entry form in the name of the Sellers with Parent’s transfer agent, American Stock Transfer & Trust Company.  Upon payment of the Accelerated Contingent Payment Amount pursuant to this Section 2.5(e)(i), Purchaser shall be fully released and discharged from all further liabilities or obligations pursuant to this Section 2.5.

(ii) At any time following the delivery of an Accelerated Contingent Payment Notice and prior to the Accelerated Contingent Payment Date, Purchaser may, in its sole discretion, elect to rescind such Accelerated Contingent Payment Notice by providing notice to the Sellers’ Representative.  For the avoidance of doubt, in the event that Purchaser rescinds an Accelerated Contingent Payment Notice, the provisions of this Section 2.5 shall continue to apply.

(iii) If, following the Closing, there is a (a) sale of all or substantially all the Assets of the Company or Purchaser or (b) merger or consolidation in which the Company or Purchaser is a constituent party, except any such merger or consolidation involving the Company or Purchaser in which its Equity Interests outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the Equity Interest of (x) the surviving or resulting corporation, or (y) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation, then a full acceleration of the Contingent Payment shall occur with the Contingent Payment payable one hundred percent (100%) in cash; provided,  however, in the event of a transaction contemplated by subpart (b) of this Section 2.5(e), if forty percent (40%) of more of the proceeds received in connection with such transaction are in the form of cash, then a full acceleration of the

Contingent Payment shall occur with the Contingent Payment payable one hundred percent (100%) in cash.
(f)

No Security.  For the avoidance of doubt, the rights of the Sellers to receive the Contingent Payment shall not be transferable.  The Parties understand and agree that (i) the contingent rights to receive the Contingent Payment, if any, shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent, (ii) the Sellers shall not have any rights as a security holder of Parent as a result of the Seller’s contingent right to receive the Contingent Payment, if any, hereunder, and (iii) no interest is payable with respect to the Contingent Payment.

(g)

Adjustment to Purchase Price.  Any payment to be made pursuant to this Section 2.5 shall be treated by all Parties for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by a Final Determination.

(h)

Interest.  Any unpaid portion of the Contingent Payment that is due and payable in accordance with the terms hereof that is not timely paid or placed into escrow as contemplated by Section 9.3(g), whether as a result of an acceleration or otherwise, shall bear interest at an annual rate equal to the Prime Rate for each day during which the obligation remains unpaid.

2.6 Parent Stockholder Vote Override Provisions.  Notwithstanding anything to the contrary set forth herein, in the event that the Purchase Price (including any adjustment thereto required pursuant to Section 2.5 or any other provision of this Agreement), together with any shares to be issued in a transaction that could be aggregated with the Transactions, would result in the issuance of more than the Maximum Share Number, Parent may, at its sole and exclusive option, solicit stockholder consent in accordance with NASDAQ rules and regulations in order to issue Parent Stock in excess of the Maximum Share Number or increase the Contingent Cash Consideration (with a corresponding decrease to the Contingent Stock Consideration), and in no event shall Parent be required to issue Parent Stock in excess of the Maximum Share Number absent receipt of such stockholder consent.  For the avoidance of doubt, this Section 2.6 shall apply cumulatively to payments of Purchase Price from and after the Closing Date.

2.7 Withholding.  Each of Purchaser, the Company and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable federal, state, local or foreign Tax Laws.  Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Body and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III the Closing

3.1 Location; Date.  The closing for the Transactions (the “Closing”) shall be via exchange of documentation and signature pages via electronic means, at 9:00 a.m. Eastern Time, on the date hereof, unless the Parties (other than the Sellers’ Representative) mutually agree in writing to another date or place (the “Closing Date”).    The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m., Eastern Time, on the date of the Closing.

3.2 Deliveries. At the Closing and as a condition to Closing:

(a)	The Sellers shall have delivered to Purchaser:
(i) a duly executed counterpart to the Escrow Agreement by the Sellers’ Representative;

(ii) a certificate of the Secretary of the Company, duly executed and dated the Closing Date, as to the incumbency of each officer of the Company executing a Transaction Document or any document related thereto, attaching and certifying the Organizational Documents of the Company, all of the resolutions adopted by the board of directors of the Company and the Sellers relating to this Agreement, the Transactions or any document related thereto, and a good standing certificate for the Company issued by the Secretary of State of California;

(iii) all certificates evidencing the Shares in negotiable form free and clear of all Liens, transfer and stamp Tax obligations, duly endorsed in blank for transfer to, or accompanied by duly executed stock transfer powers executed in favor of, Purchaser;

(iv) spousal consent, if applicable, with respect to the sale of the Shares hereunder for any Seller who is a resident of a state that recognizes such Shares as community property under applicable state statutes, via a counterpart signature to this Agreement;

(v) resignations, in form and substance reasonably satisfactory to Purchaser, of each director and each officer of the Company, which resignations shall be effective as of the Closing;

(vi) payoff letters, in form and substance reasonably satisfactory to Purchaser, evidencing the discharge or payment in full of any Debt Amount outstanding as of the Closing Date (the “Payoff Letters”), in each case duly executed by each holder of such Debt Amount as reflected in such Payoff Letter and in the Estimated Closing Payment Calculation Statement, which Payoff Letters shall also provide for termination of the underlying credit facility or other Contract, Lien terminations and other instruments of discharge to fully and finally release any Liens related to such Debt Amount;

(vii) executed questionnaires from each Seller confirming his status as an Accredited Investor;

(viii) the Estimated Closing Payment Calculation Statement in accordance with Section 2.2;

(ix) a completed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations duly executed by each of the Sellers; an IRS Form W-9 duly executed by each of the Sellers; and any other Tax certifications or documents requested by Purchaser or its Affiliates with respect to the transactions contemplated by this Agreement;

(x) all corporate books and records and other property of the Company in the possession of the Sellers or any Affiliate thereof (other than the Company);
(xi) the additional deliverables referenced in Section 8.1; and
(xii) such other documents, instruments, certificates and Contracts as may be reasonably required by Purchaser to consummate and give effect to the Transactions.
(b)	Purchaser shall deliver to the Sellers:

(i) the Estimated Closing Payment; provided, however, the Stock Consideration shall be recorded in book-entry form in the name of the Sellers with Parent’s transfer agent, American Stock Transfer & Trust Company;

(ii) duly executed counterparts to the Escrow Agreement by Purchaser and the Escrow Agent; and
(iii) such other documents, instruments, certificates and Contracts as may be reasonably required by the Sellers to consummate and give effect to the Transactions.

3.3 No Further Ownership in the Shares.  As of the Closing, each Seller shall cease to have any rights with respect to the Shares and the certificates representing such Shares, except for the right to receive the payments contemplated by ARTICLE II.

ARTICLE IV Representations and warranties of the sellers

Each of the Sellers, severally but not jointly, and solely with respect to such Seller, hereby represents and warrants to Purchaser as follows:

4.1 Authority and Binding Effect.  Such Seller has the full power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed or delivered by such Seller and perform such Seller’s obligations hereunder and thereunder.  This Agreement and the other Transaction Documents each constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at Law or in equity).

4.2 Validity of the Transactions.  Neither the execution and delivery of any Transaction Document by any Seller, nor the consummation of any of the Transactions (a) will result in a Default under any Law or Order which is applicable to such Seller, (b) will result, or could reasonably be expected to result, in a Default under, or require the consent or approval of any party to, any Contract to which such Seller is a party or otherwise bound or affected or (c) require such Seller to notify a Governmental Body or obtain any Governmental Permits.

4.3 Restrictions.  Such Seller is not a party to any Contract or subject to any restriction or any Order or Law which could reasonably be expected to affect or restrict the ability of such Seller to consummate any of the Transactions.

4.4 The Shares.  Such Seller holds of record and owns beneficially all of the Shares set forth opposite such Seller’s name on Exhibit A hereto, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind.  The Shares set forth opposite such Seller’s name on Exhibit A hereto correctly sets forth all of the Company Securities owned of record or beneficially by such Seller and such Seller does not own (or have any rights in or to acquire) any Company Securities.  Such Seller’s Shares were not issued in violation of (i) any Contract to which such Seller is or was a party or beneficiary or by which such Seller or its properties or assets is or was subject or (ii) any preemptive or similar rights of any Person.  This Agreement, together with the other documents executed and delivered at Closing by such Seller, will be effective to transfer valid title to such Seller’s Shares to Purchaser, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments and Contracts of any kind.

4.5 Investment Representations.
(a)

Such Seller has such knowledge and experience in financial and business matters and such experience in evaluating and investing in companies such as Parent as to be capable of evaluating the merits and risks of an investment in the Parent Stock.  Such Seller has the financial ability to bear the economic risk of his investment in the Parent Stock being acquired hereunder, has adequate means for providing for his current needs and contingencies and has no need for liquidity with respect to his investment in Parent.

(b)

Such Seller is acquiring the shares of Parent Stock hereunder for investment for such Seller’s own account, for investment purposes only, and not with the view to, or for resale in connection with, any distribution thereof.

(c)

Such Seller is an Accredited Investor and has relied upon independent investigations made by such Seller or such Seller’s representatives and is fully familiar with the business, results of operations, financial condition, prospects and other affairs of Parent and realizes the shares of Parent Stock are a speculative investment involving a high degree of risk for which there is no assurance of any return.  Such Seller acknowledges that in connection with the Transactions, neither Parent nor anyone acting on its behalf or any other person has made, and such Seller is not relying upon, any representations, statements or projections concerning Parent its present or projected results of operations, financial condition, prospects, present or future plans, acquisition plans, products and services, or the value of the shares of Parent Stock issued hereunder or Parent’s business or any other matter in relation to Parent’s business or affairs.  Such Seller has had an opportunity to discuss Parent’s business, management, financial affairs and acquisition plans with its management, to review Parent’s facilities, and to obtain such additional information concerning such Seller’s investment in the shares of Parent Stock in order for such Seller to evaluate its merits and risks, and such Seller has determined that the shares of Parent Stock are a suitable investment for such Seller and that at this time such Seller could bear a complete loss of his investment.

(d)

Such Seller is aware that no federal or state or other agency has passed upon or made any finding or determination concerning the fairness of the Transactions or the adequacy of the disclosure of the exhibits and schedules hereto and such Seller must forego the security, if any, that such a review would provide.

(e)

Such Seller understands and acknowledges that neither the IRS nor any other Tax authority has been asked to rule on the Tax consequences of the Transactions and, accordingly, in making his decision to acquire the shares of Parent Stock such Seller has relied upon the investigations of such Seller’s own Tax and business advisors in addition to such Seller’s own independent investigations, and that such Seller and such Seller’s advisors have fully considered all the Tax consequences of such Seller’s acquisition of the shares of Parent Stock hereunder.  The Sellers will be responsible for the full amount of any federal or state and any other Tax liability for which they may be responsible under applicable Tax law resulting from the consummation of the Transactions and will have no recourse against Parent, the Company or any of their respective Affiliates for any such Tax liability or for the Tax treatment of the Transactions under any federal, state or other applicable Tax Law.

(f)

No Seller has been offered Parent Stock by any form of advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media.

(g)

Such Seller understands that the Transactions involve substantial risk.  Such Seller (i) is a sophisticated investor with respect to the Transactions, (ii) has adequate information concerning the business and financial affairs of the Company to make an informed decision regarding the sale of the Shares pursuant to the terms and conditions of this Agreement, (iii) has independently and without reliance upon Purchaser or Parent, and based on such information as such Seller has deemed appropriate, made its own analysis and decision to sell the Shares to Purchaser pursuant to the terms and conditions of this Agreement and (iv) has a preexisting business relationship with the Company of a nature and duration that enables such Seller to assess the merits and risks of the Transactions.

(h)

Purchaser has not given such Seller any investment advice, credit information or opinion on whether the sale of the Shares to Purchaser pursuant to the terms and conditions of this Agreement is prudent.

4.6 Absence of Litigation.  There is no Action pending, or to such Seller’s Knowledge, threatened against or involving such Seller which would prohibit, enjoin or otherwise adversely affect such Seller’s performance under this Agreement or any other Transaction Document to which such Seller is a party or the consummation of the Transactions.

4.7 Brokers.  Such Seller does not have any Liability to pay any brokerage, finder’s or other fee or commission to any broker, finder, investment banker or other agent in connection with the consummation of this Agreement or the Transactions.

4.8 U.S. Status of Seller.  Such Seller is not a “foreign person” within the meaning of Section 1445 of the Code and is not a Person whose separate existence from a “foreign person” within the meaning of Section 1445 of the Code is disregarded for U.S. federal income Tax purposes.

ARTICLE V Representations and Warranties Concerning the Company

Except as set forth in the disclosure schedules accompanying this Agreement (with specific reference to the representations and warranties to which the information in such schedule relates) (collectively, the “Company Disclosure Schedule”), each of the Sellers, jointly and severally, hereby represent and warrant to Purchaser as follows:

5.1 Organization and Standing.  The Company is a corporation, duly formed, validly existing and in good standing under the Laws of the State of California and has full power and authority to carry on the Business as it has been and is now being conducted by it and to own, lease and operate the Assets.  The Company is duly qualified to do business and is in good standing in every jurisdiction in which the Business or the character of the Assets owned, leased or operated by it requires such qualification, all of which jurisdictions are disclosed on Schedule 5.1.  The Organizational Documents of the Company, which have previously been furnished to Purchaser, reflect all amendments thereto and are true, correct and complete.

5.2 Capitalization and Ownership; No Subsidiaries.
(a)

The authorized equity of the Company consists of 20,000,000 shares of capital stock, all of which are designated as shares of common stock.  All of the Shares are owned of record and beneficially by the Sellers in the amounts and series as listed on Exhibit A, free and clear of any Liens.  All of the Shares have been duly authorized and are validly issued, fully paid and nonassessable.  The Shares were issued and granted in compliance with (i) all applicable securities Laws and (ii) the Company’s Organizational Documents and any Contract to which any Seller or the Company is a party.  There are not, nor have there ever been, any preemptive rights or rights of first refusal with respect to the issuance of the Shares.  Other than the Shares set forth on Exhibit A, the Company does not have outstanding any other Equity Interests.

(b)

There are no (a) existing Contracts, subscriptions, options, phantom equity rights, equity appreciation rights, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from any Seller or the Company at any time, or upon the happening of any stated event, any Company Securities, whether or not presently issued or outstanding, (b) Equity Interests of the Company that are convertible into or exchangeable for Company Securities, or (c) Contracts, subscriptions, options, warrants, calls or rights to purchase or otherwise acquire from the Company any such convertible or exchangeable securities.

(c)

Except as set forth on Schedule 5.2(c), other than the organization documents of the Company, there are no (i) voting agreements, voting trusts, proxies, or other agreements or understandings with respect to the Shares, or (ii) arrangements or understandings relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Security.

(d)

The Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity or ownership interest or any other capital stock of any Person.

(e)	Schedule 5.2(e) sets forth a complete and accurate list of all agreements related to or entered into in connection with the Divestiture.

5.3 Authority and Binding Effect.  The Company has the full power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed or delivered by it and perform its obligations hereunder and thereunder and has taken all actions necessary to secure all approvals required in connection therewith.  Neither the execution nor delivery of this Agreement or any other Transaction Document by the Company, nor the consummation of the Transactions will result in a Default under the Organizational Documents of the Company.  This Agreement and the other Transaction Documents each constitute the legal, valid and binding obligation of the Company enforceable against it in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at Law or in equity).

5.4 Validity of the Transactions.  Except for any consents, approvals, filings, submissions, waivers and notices specified on Schedule 5.4, neither the execution and delivery of any Transaction Document by any Seller or the Company, nor the consummation of any of the Transactions will, directly or indirectly, (a) result, or could reasonably be expected to result, in a Default under any Law or Order which is applicable to the Company, any Seller or any of the Assets, (b) result, or could reasonably be expected to result, in a Default under, or require the consent or approval of any party to, any Contract (including any Customer Contract) relating to the Business or the Assets or to or by which the Company or any Seller is a party or otherwise bound or affected, (c) result, or could reasonably be expected to result, in the creation of any Liens upon any of the Assets, (d) result, or could reasonably be expected to result, in a Default under, or require consent or approval under any Governmental Permit or (e) require the Company to notify or make a filing or submission to a Governmental Body or obtain any Governmental Permit.  None of the Transactions will give rise to any right of co-sale.

5.5 Restrictions.  The Company is not party to any Contract (including any Customer Contract) or subject to any restriction or any Order or Law which adversely affects the Company, the Assets or the Business or could reasonably be expected to affect or restrict the ability of the Company to consummate any of the Transactions.

5.6 Third Party Options. There are no existing Contracts, options or rights with, to or in any third party to acquire the Company, any of the Assets or any interest therein or in the Business.

5.7 Financial Statements; Books of Account.
(a)

The Sellers have delivered to Purchaser prior to the date hereof correct and complete copies of (i) the Company’s audited financial statements (including balance sheet, income statement and statement of cash flows) for the fiscal year ended December 31, 2017, and unaudited financial statements (including balance sheet, income statement and statement of cash flows) for the fiscal years ended December 31, 2016 and December 31, 2015 and (ii) the reviewed balance sheets of the Company as of June 30, 2017 and June 30, 2018 and the related reviewed income statement and statement of cash flows for the respective six (6)-month periods then ended (collectively, the “Financial Statements”).  The December 31, 2017 Financial Statements have been prepared in accordance with GAAP.  The Financial Statements are consistent with the books and records of the Company, and fairly present in all material respects the financial condition and results of operations of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments which are not material.  The consolidated balance sheet of the Company as of June 30, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

(b)

No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.  The Company has no Liabilities except for the Liabilities adequately reflected or reserved against on the Balance Sheet or incurred in the ordinary course after the Balance Sheet Date which, in all such cases, individually and in the aggregate are not material.  The Company has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any of its respective directors, managers or executive officers (or equivalent thereof).  The Company is not a party to any off-balance sheet arrangements that could have a current or future Material Adverse Effect upon the Company’s consolidated financial condition or results of operations.

(c)

Except as described on Schedule 5.7(c), the books of account of the Company fairly reflect in all material respects, in accordance with GAAP, (i) all transactions relating to the Company and (ii) all items of income and expense, Assets and Liabilities and accruals relating to the Company.  The Company has never engaged in any material transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company.

(d)

The Company maintains a standard system of internal accounting controls established and administered in accordance with GAAP that is sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s general or specific authorizations, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and any other applicable Laws and to maintain proper accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.8 Taxes.
(a)

The Company has timely filed with the appropriate Governmental Body all Tax Returns required to be filed by or on behalf of the Company or any affiliated group (within the meaning of Section 1504 of the Code or any similar unitary, combined or consolidated group under state, local or foreign Law) of which the Company is or was a member and all such Tax Returns are true, correct and complete in all respects.  Schedule 5.8 contains a list of all jurisdictions (whether foreign or domestic) in which the Company files Tax Returns.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  The Company has not received a written claim and neither the Company nor any Seller has Knowledge of any other claim by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction.

(b)

All Taxes payable by or on behalf of the Company and its respective Affiliates, or any affiliated group of which the Company is or was a member, have been fully and timely paid, whether or not shown on any Tax Return.  Taking into account the methodology for allocating Taxes for any Straddle Period set forth in Section 7.2(c), the amount of the Company’s Liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current Liability accruals for Taxes shown on the Balance Sheet, and the amount of the Company’s Liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current Liability accruals for Taxes as such accruals are reflected on the books and records of the Company on the Closing Date.

(c)

There is no audit, examination, suit, proceeding or claim currently pending or threatened against the Company in respect of any Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received by the Company or any Seller.  All deficiencies asserted or assessments made as a result of any examinations by any Governmental Body of the Tax Returns of the Company have been fully paid.

(d)

The Company has withheld and timely paid over to the proper Governmental Body all Taxes required to have been withheld and paid over by the Company, and the Company has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(e)	The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(f)

The Company has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax in a jurisdiction other than the United States.

(g)

Copies of (i) any Tax examinations, (ii) extensions of statutory limitations for the collection or assessment of Taxes, and (iii) the Tax Returns of the Company for the last three (3) fiscal years have been delivered to Purchaser.

(h)	There are (and as of immediately following the Closing there will be) no Liens on the Assets of the Company relating to or attributable to Taxes other than Permitted Liens.

(i)

The Company is not, nor has it been at any time, a party to, bound by, or subject to any obligation under a Tax sharing, Tax indemnity or Tax allocation Contract or similar agreement, and has not assumed any Tax Liability of any other Person under any Contract.

(j)

The Company (together with any predecessor entities): (i) has not been a member of an affiliated group of corporations filing a combined, consolidated, or unitary Tax Return, (ii) does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity, and (iii) does not have any Liability for the Taxes of any Person or other taxpayer under Treasury Regulation Section 1.1502-6 (or any similar provision of any other Law), as a transferee or successor, by assumption, by Contract, by operation of Law or otherwise.

(k)

The Company has not received (and will not be subject to) any ruling from any Governmental Body, requested any ruling from any Governmental Body, or has not entered into (or will not be subject to) any agreement with a Governmental Body.  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any comparable provisions of state, local or foreign Law.

(l)

The Company has not consummated or participated in, and is not currently participating in, any transaction which was or is a “listed transaction” or a “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.

(m)

All related party transactions involving the Company and any of its Affiliates have been on an arm’s length basis in accordance with the principals of Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of state, local or foreign Law.

(n)

The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date or for any Straddle Period, including under Section 481 of the Code (or any corresponding or similar provision of state, local, foreign or other Law); (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, foreign or other Law); (C) deferred intercompany gain or any excess loss account described in Treasury Regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local, foreign or other Law); (D) installment sale or open transaction disposition made prior to the Closing Date; (E) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date; or (F) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local, foreign or other Law).

(o)	The Company has not distributed the stock of another Person or had its stock distributed by another Person in a transaction intended to be governed by Section 355 or 361 of the Code.

5.9 Undisclosed Liabilities. The Company does not have any Liabilities except for those Liabilities:

(a)	adequately and specifically set forth or reserved for on the Financial Statements and not heretofore paid or discharged;
(b)

not required to be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP and arising in the ordinary course of business under any Contract (including Customer Contracts) specifically disclosed in connection with Sections 5.14 and 5.16, to the extent the nature and magnitude of such Liabilities can be specifically ascertained by reference to the text of such Contracts; and

(c)	incurred since the Balance Sheet Date in the ordinary course of business and not heretofore paid or discharged which do not, in the aggregate, exceed $20,000.

5.10 Banking Relationships.  Set forth on Schedule 5.10 are the names and addresses of all banks and other financial institutions in which the Company has banking accounts, investment accounts, lines of credit, lock box or safe deposit box, and with respect to each such account, line or credit, lock box or safe deposit box, the names of all Persons with signing authority or other access thereto.  There are no outstanding powers of attorney executed by or on behalf of the Company or by any of the Sellers with respect to the Business.

5.11 Accounts Receivable.  Except as set forth on Schedule 5.11, all Accounts Receivable as set forth on the Balance Sheet or arising since the Balance Sheet Date (i) represent valid obligations arising in the ordinary course of business for goods sold and delivered or services performed and (ii) are collectible in full at the recorded amounts thereof, net of any allowance for doubtful accounts specifically established therefor, (free of any, and subject to no, defenses, setoffs or counterclaims) in the ordinary course of business (without resort to any type of Action or assignment to a collection agency), but in no event later than one hundred twenty (120) days after the date on which it first becomes due and payable.

5.12 Title to Assets; All Tangible Assets.  The Company has good and valid title to all of the Assets purported to be owned by them, or, in the case of leased Assets, has a valid leasehold interest or right to use such leased Assets pursuant to the Real Estate Agreements, in each case free and clear of all Liens, except for Permitted Liens.  Schedule 5.12 sets forth accurate lists and summary descriptions of all tangible Assets owned by the Company where the value of an individual item exceeds $100 or where an aggregate of similar items exceeds $500.  The Company owns or has valid and enforceable rights to use all of the Assets necessary to operate the Business as presently operated.

5.13 Condition of Assets.  The equipment and all other tangible assets and properties which are part of the Assets are in good operating condition and repair and are usable in the ordinary course of the Business and conform in all material respects to all applicable Laws relating to their use and operation as such Assets are currently used in the conduct of the Business and constitute all of the assets which are necessary to conduct the Business as presently conducted.  Except pursuant to leases specifically disclosed in connection with Section 5.14, no Person other than the Company owns any vehicles, equipment or other tangible Assets situated on the facilities used by the Company in the Business (other than immaterial items of personal property owned by the Company’s employees).

5.14 Real Property.
(a)

All real property leases (including all interests in and rights to real property) and improvements located thereon leased by the Company are listed on Schedule 5.14(a) (individually, a “Real Estate Lease” and collectively, the “Real Estate Leases”).

(b)

All real property licenses or occupancy agreements and improvements located thereon leased by the Company are listed on Schedule 5.14(b) (individually, a “Real Estate License” and collectively, the “Real Estate Licenses” and together with the Real Estate Leases collectively referred to herein as “Real Estate Agreements”).

(c)	The Company has not granted any assignment, sublease, license, concession or other occupancy or right of use agreements to any third party in connection with the Real Estate Agreements.
(d)

The Company does not have, and has never had, any ownership interest of any kind in, or rights to, any real property or improvements, except solely for leasehold and license interests in the real property and improvements listed on Schedule 5.14(a) and Schedule 5.14(b) pursuant to the Real Estate Agreements described therein.  Each of the Real Estate Agreements are in full force and effect in accordance with its respective terms and the Company is the holder of the licensee’s, occupant’s, lessee’s or tenant’s interest thereunder.  There exists no Default under any Real Estate Agreement and no circumstance exists which could reasonably be expected to result in such a Default.  The Company has complied with and timely performed all conditions, covenants, undertakings and obligations on its part to be complied with or performed under the Real Estate Agreements, including payment of all rents, license payments, fees, expenses and other charges to the extent due and payable.  There are no leases, subleases, licenses, concessions, options, rights of first refusal, or any other Contracts granting to any Person, other than the Company, any right to the possession, use, occupancy or enjoyment of any Real Property leased, licensed or occupied by the Company or any portion thereof, including the Real Estate Agreements.  All utilities, including water, gas, telephone, electricity, sanitation and storm sewers are available to the Company at normal and customary rates and are adequate for the Company’s current use of the real property subject to a Real Estate Agreement.  The Company has peaceful and undisturbed possession under the Real Estate Leases to which it is a party.  No casualty events have occurred in the past twenty-four (24) months and there are no pending or, to the Knowledge of the Company or any Seller, any threatened condemnation proceedings, lawsuits or administrative actions relating to the real property belonging to the Real Estate Agreements, or any matters affecting the current use, occupancy or value thereof.  All buildings, fixtures, improvements and structures located on and all appurtenances belonging to the real property subject to the Real Estate Agreements have been maintained in all respects and, taken as a whole, are in good condition and repair, normal wear and tear excepted, and are suitable for the purposes for which they are being used in the operation of the Business.  The real property subject to the Real Estate Agreements has received all approvals of Governmental Bodies, and has been operated and maintained substantially in accordance with applicable laws, rules and regulations.

5.15 Intellectual Property.
(a)

Schedule 5.15(a) contains a complete and accurate list and summary description of (i) all Intellectual Property that is used, proposed for use or held for use in connection with the Business and the subject of an application, or registration with any Governmental Body (including where applicable the title, application or registration number, and jurisdiction) (the “Registered IP”) and (ii) all other Intellectual Property that is material to the operation of the Business (collectively with the Registered IP, the “Scheduled IP”).  Each item of Scheduled IP that is owned, and to the Knowledge of the Company or any Seller, all other Scheduled IP, is valid, subsisting, and enforceable; and all necessary fees and filings for registration, maintenance, and/or renewal in connection the Registered IP due within ninety (90) days after the Closing Date have been timely paid or made (as applicable).  All right, title, and interest in and to each item of Scheduled IP is exclusively owned by the Company free and clear of any Lien or other restriction, or the Company has a valid right to use the Scheduled IP that is not Owned Intellectual Property.  The Company is properly recorded as the sole registered owner of the Registered IP that is Owned Intellectual Property.

(b)

Except as set out on Schedule 5.15(b): (i) the Company is not a party to (1) any Contract relating to Licensed Intellectual Property or (2) any consent, coexistence, indemnification, forbearance to sue, license, settlement, distribution, development or other Contracts relating to the Business Intellectual Property (except for Off-the-Shelf Software Licenses); and (ii) no Owned Intellectual Property is subject to any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any Owned Intellectual Property anywhere in the world.

(c)

The Business Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the Business as currently conducted and as proposed to be conducted by the Company.  The Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Scheduled IP.  Except as set forth on Schedule 5.15(c), the Business Intellectual Property owned or used by the Company immediately prior to the Closing will continue to be owned or available for use by the Company on identical terms and conditions immediately after the Closing and all Business Intellectual Property is fully transferable, alienable, or licensable without restriction and without payment of any kind to any other third party.

(d)

Except as set forth on Schedule 5.15(d), all past and present employees and consultants and contractors of the Company have entered into valid and binding written Contracts with the Company, in the form(s) provided to Purchaser, sufficient to vest title in the Company of all Intellectual Property created by such employee or consultant/contractor while employed or engaged by the Company and to maintain confidentiality of the Company’s Confidential Information.  No past or present employee, partner, director, stockholder, member, officer, or consultant of the Company has any rights to or ownership interest in any Owned Intellectual Property, and there are no pending or threatened claims from a past or present employee, partner, director, stockholder, member, officer, or consultant/contractor alleging any inventorship or ownership right in the Owned Intellectual Property.  The Company has made commercially reasonable efforts to protect and maintain the proprietary nature of each item of Owned Intellectual

Property and the confidentiality of the Trade Secrets that are included in the Owned Intellectual Property.  No such Trade Secrets (and to the extent contractually or otherwise required to do so, the Trade Secrets of third parties in the possession of the Company) have been disclosed or permitted to be disclosed to any Person (except in the ordinary and normal course of business and under an obligation of confidence), and all such Trade Secrets held outside the Company is subject to contractual confidentiality obligations to which the Company is party and able to enforce.  The Owned Intellectual Property includes documentation relevant to the Trade Secrets that is current, accurate and sufficient in detail and content to identify and explain it and allow its full and proper use without reliance on the special knowledge or memory of others.

(e)

Neither the Business Intellectual Property nor the operation of the Business has ever infringed, misappropriated, or otherwise violated any Intellectual Property of any third party.  The Business Intellectual Property and the operation of the Business as currently conducted or as proposed to be conducted by the Company do not and will not infringe, misappropriate or otherwise violate any Intellectual Property of a third party, and neither the Company nor any Seller has received any claim, demand, notice or other communication, and no Action is pending or threatened against the Company or any Seller (i) alleging or implying that the Business Intellectual Property or the operation of the Business has infringed, misappropriate or otherwise violated any Intellectual Property rights or similar rights of a third party or (ii) challenging the validity, registrability, enforceability or ownership of, or the right of the Company to use, any Business Intellectual Property.  To the Knowledge of the Company or any Seller, no Person has infringed or is infringing or has otherwise misappropriated or is otherwise misappropriating any Owned Intellectual Property or any Licensed Intellectual Property exclusively licensed to the Company.  No Scheduled IP is subject to any proceeding or outstanding Order or stipulation restricting in any way the use, transfer, or licensing by Purchaser, or which may adversely affect the validity, use, or enforceability of such Scheduled IP.

(f)

All Software used in the Business is owned by the Company or used pursuant to a valid license or other enforceable right and is not a “bootleg” version or unauthorized copy.  To the Knowledge of the Company or any Seller, the Software and other information technology used to operate the Business:  (i) are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity; (ii) have appropriate security, backups, disaster recovery arrangements and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure or security breach occurring and to ensure if such event does occur it does not cause a material disruption to the operation of the Business; and (iii) have not suffered any material error, breakdown, failure or security breach in the last thirty-six (36) months that has caused disruption or damage to the operation of the Business or was reportable to any Governmental Body.  Without limiting the foregoing, in the twenty-four (24) months preceding the date of this Agreement, there has been no business disruption as a result of failures of the IT Systems which have had a material adverse effect on the Company nor has there been any unauthorized access to the IT Systems.  The Company has at all times complied with all applicable Laws, as well as its own rules, policies and procedures, relating to rights of publicity, privacy and data protection and the collection, use, storage and disposal of personal information collected, used or held for use in the conduct of the Business.  The Company takes reasonable measures, including any measures required by any applicable Laws, to ensure that such information is protected against unauthorized access, use, modification or other misuse.  No Action has been asserted or, to the Knowledge of the Company or any Seller, threatened alleging a violation of any Person’s rights of publicity or privacy or personal information or data rights and the consummation of the Transactions will not breach or otherwise cause any violation of any Laws or rule, policy or procedure related to rights of publicity, privacy, data protection, information security or the collection, use, storage or disposal of personal information collected, used or held for use by the Company in the conduct of the Business.

(g)

Schedule 5.15(g)(i) sets forth a complete and accurate list of all Open Source Software that is incorporated into or combined by or on behalf of the Company or at the Company’s direction with any Company Software, and sets forth for each listed item the applicable OSS License.  Schedule 5.15(g)(ii) sets forth a complete and accurate list of all OSS Modifications.  None of the Company Software is subject to an OSS License that requires any material portion of the source code for the Company Software to be disclosed or otherwise made available or provided, or otherwise requires any material portion of the Company Software to be distributed or made available or provided, to any other Person.  The Company Software is in compliance with all applicable OSS Licenses.

(h)

No source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of the Company subject to a binding, written agreement imposing on such Person reasonable confidentiality obligations to the Company with respect to such source code.  The Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any other Person, including the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement or the consummation of any of the Transactions.

(i)

No funding, facilities, or personnel of any Governmental Body or educational institution were used to develop or create, in whole or in part, any of the Owned Intellectual Property.  None of the Company’s current proprietary products contain Intellectual Property that is (i) owned by any Governmental Body or educational institution or (ii) derived from Intellectual Property owned by any Governmental Body or educational institution.  The Company has not made any submission or suggestion to, and is not subject to any agreement with, any standards bodies or other entities that would obligate it to grant licenses to or otherwise impair the Company’s control of Owned Intellectual Property.

(j)

All labeling, packaging, advertising and promotional claims made in connection with the Company Products are truthful, non-deceptive and substantiated and otherwise in compliance with applicable Law in all material respects.  Neither the Company nor any Seller has received any notice, or other communication from the Federal Trade Commission or any other Governmental Body or voluntary industry authority such as the National Advertising Division of the Better Business Bureau, that contests the distribution of, labeling, packaging or advertising of, any Company Product.

5.16 Contracts.
(a)	Except as set forth on Schedule 5.16(a), the Company is not a party to any:
(i) Customer Contract;
(ii) Contract with any present or former employee, contractor, agent or consultant, including any Contract to lend money to any present or former employee, contractor, agent or consultant;
(iii) Contract to lease or operate any personalty;

(iv) Contract for the future purchase or licensing of, or payment for, supplies, products, Intellectual Property or services or the use thereof by the Company that involves an amount in excess of $20,000 in the aggregate during any calendar year;

(v) Representative agency Contract;

(vi) Note, debenture, bond, conditional sale Contract, equipment trust Contract, letter of credit Contract, reimbursement Contract, loan Contract or other Contract for the borrowing or lending of money (including loans to or from officers, directors, members, partners, shareholders of the Company, any Seller or any members of their respective immediate families), Contract or arrangement for a line of credit or for a guarantee of, or other undertaking in connection with, the Indebtedness of any other Person;

(vii) Contract limiting or restraining the Company from engaging or competing in any lines of business with any Person, including any Contract that contains exclusivity or non-compete provisions and any contract with non-solicitation or no-hire provisions;

(viii) Contract with any Governmental Body;
(ix) Contract involving the acquisition of equity or assets of another Person, including by merger, consolidation or otherwise;
(x) Broker, finder, dealer, commission, reseller, distributor or other agency Contract;
(xi) Joint venture, partnership or similar Contract, or any Contract providing for any sharing of revenues, losses or similar arrangement;
(xii) Contract pursuant to which the Company has granted, or agreed to grant, any rebate;

(xiii) Contract pursuant to which the Company has granted, or agreed to grant, any rebate or “most favored nation” pricing or any similar provision which grants any right with respect to the modification or adjustment of pricing or other terms of a Contract on the basis of future acts or omissions by the Company;

(xiv) Contract relating to Licensed Intellectual Property or any other license, franchise, distributorship or other similar Contract;
(xv) Contract for any capital expenditure or leasehold improvements;
(xvi) Contract for any charitable or political contribution;
(xvii) Contract not made in the ordinary course of business; or
(xviii) Contract material to the Business (not otherwise set forth on Schedule 5.16(a)).
(b)

Each of the Contracts disclosed in connection with Sections 5.14 and 5.16 (the “Company Contracts”) is valid, binding and enforceable in accordance with its terms against the Company and, to the Knowledge of the Company or any Seller, each counterparty thereto.  The Company has fulfilled, and has taken all action necessary to enable it to fulfill when due, all of its obligations under each Company Contract to which it is a party.  To the Knowledge of the Company or any Seller, all counterparties to each Company Contract have complied with the provisions thereof, no counterparty is in Default thereunder and no notice of any claim of Default has been given to the Company.  There are no provisions of, or developments affecting, any each Company Contract which could reasonably be expected to prevent the Company from realizing the benefits thereof whether before or after the completion of the Transactions.  With respect to any of the Company Contracts that are leases, neither the Company nor any Seller has received written notice of, and neither the Company nor any Seller is aware of any cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder.  There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable under any Company Contract.

(c)

The Sellers have delivered to Purchaser complete and correct copies of all Company Contracts, together with all amendments, supplements or modifications thereto, and all material notices received or delivered thereunder and accurate descriptions of all material terms of all oral Contracts relating to any real property to which the Company is a party.

5.17 Employees/Independent Contractors.
(a)

Schedule 5.17(a) sets forth the names, titles, current annual salary rates or current hourly wages, and target bonus or other incentive compensation for the 2018 calendar year of all present employees of the Company, together with the date of commencement of employment of each employee with the Company or any predecessor entity, and a summary of salary, bonuses and other compensation, if any, paid or payable to each of such Persons for or in respect of the 2017 calendar year.

(b)

Schedule 5.17(b) sets forth the names and positions of each current independent contractor retained by the Company and the current rate of compensation paid to each such independent contractor.  All such independent contractors (and all other independent contractors who have previously rendered services to the Company or any predecessor entity) have in the past and continue to be legally, properly and appropriately treated, in all material respects, as non-employees for all federal, state, local and foreign Tax purposes, as well as all ERISA and other employee benefit purposes.  There has been no determination by any Governmental Body that any such independent contractor (or any other independent contractor who has previously rendered services to the Company or any predecessor entity) constitutes an employee of such party.

5.18 Governmental Permits.    Schedule 5.18 sets forth a complete and correct list of all Governmental Permits used in the operation of the Business or otherwise held by the Company.  The Company owns, possesses or lawfully uses in the operation of the Business, all Governmental Permits which are necessary to conduct the Business as now or previously conducted by them or to the ownership of the Assets now or previously owned by them, free and clear of all Liens except Permitted Liens.  The Company is not in Default, nor has it received any written notice of, nor is the Company or any Seller aware of, any claim of Default, with respect to any such Governmental Permits.  The Company has been operated in compliance with all such Governmental Permits.  All such Governmental Permits are valid and in full force and effect.  Except as set forth on Schedule 5.18, all such Governmental Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the Transactions.  The Company has filed such timely and complete renewal applications as may be required by it with respect to such Governmental Permits and has paid all renewal fees in full, to the extent that they have come due.  The Company has not received any notification of any Governmental Permit revocation, cancellation, limitation, modification, lapse, suspension, integrity review, withdrawal or other adverse action (collectively “Governmental Permit Action”), and to the Knowledge of the Company or any Seller, no Governmental Permit Action is or has been threatened, undertaken, under investigation, or is pending.  No occurrence or event has occurred that could reasonably result in a Governmental Permit Action.  No present or former shareholder, director, officer, contractor, agent or employee of the Company, or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any Governmental Permits which the Company now or previously owned, possessed or used.

5.19 Compliance with Law and Orders.
(a)

Except as set forth on Schedule 5.19(a), there is no Action that is or has been pending or, to the Knowledge of the Company or any Seller, threatened against the Company, any Seller or any of their Affiliates (i) against or involving, directly or indirectly, the Company, the Business, the Assets or (ii) seeking to prevent or challenge any of the Transactions.  Neither the Company nor any Seller has received notice of any such Action.  There has been no Default under any Laws applicable to the Business or any Asset and none of the Company, any Seller or any of their Affiliates has received any notices from any Governmental Body or other Person regarding any alleged Defaults applicable to the Company, the Business or any Asset under any Laws.  There has been no Default with respect to any Order applicable to the Company, the Business or any Asset.

(b)

The Company and the Company Products are not and have not been in violation of any Order or any Law, and the Assets have not been used or operated by the Company or any other Person in violation of any Order or any Law.  All Orders to which the Company is a party or subject are listed on Schedule 5.19(b).  Neither the Company nor, with respect to the Company Products, the Sellers or any Person providing services to the Company has received any written notice, warning letter, untitled letter, cyber letter, reprimand, regulatory letter, adverse inspectional findings, notice of an integrity review, notice of an investigation, request for corrective or remedial action, notice of other adverse finding, or notice of deficiency or violation, or similar communication from any Governmental Body alleging that the Company, its operations, or the Company Products are in violation of any applicable Law or Governmental Permit.

(c)

The Company has made all of the filings, reports, submissions, and notifications required to be made by it under any Laws and Governmental Permits applicable to it, the Business or the Assets and has paid all due fees and charges in full.  The Company has retained all records required to be retained under applicable Laws and Governmental Permits.  At the time of maintenance, filing, submission, or furnishing, all filings, reports, submissions, notifications, and records were timely made and were complete and accurate in all material respects, or were subsequently updated, changed, corrected, or modified.

(d)

No officer, employee, contractor or agent of, or any consultant of the Company (i) has used any corporate funds of the Company to make any payment to any officer, contractor, consultant, agent or employee of any government, or to any political party or official thereof, where such payment either (A) was, at the time, unlawful under Laws applicable thereto, or (B) was, at the time, unlawful under the Foreign Corrupt Practices Act of 1977, as amended, or (ii) has made or received an illegal payment, bribe, kickback, political contribution or other similar questionable illegal payment in connection with the operation of the Business.  The Company and the operation of its Business are and have been in compliance with all applicable Health Care Laws.

(e)

No breach has occurred with respect to any Protected Health Information (as that term is defined under HIPAA) maintained by or for the Seller that is subject to the notification requirements under HIPAA and no information security or privacy breach event has occurred that would require notification under any other Health Care Law.

(f)	No Seller, nor any Person providing services to the Company, nor their respective officers, directors, partners, employees, or agents have been:
(i) debarred or suspended pursuant to 21 U.S.C. § 335a;
(ii) excluded under 42 U.S.C. § 1320a-7 or any similar law, rule or regulation of any Governmental Body;
(iii) excluded, debarred, suspended or deemed ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration;

(iv) charged, named in a complaint, convicted, or otherwise found liable in any proceeding that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C.  § 1320a - 7, 31 U.S.C. §§ 3729 – 3733, 42 U.S.C. §1320a-7b(b), 42 U.S.C. § 1320a-7a, 21 U.S.C. § 801 et seq., 15 U.S.C. §§ 41-58, 15 U.S.C. §§ 1471-1477, 15 U.S.C. §§ 2051-2089, the regulations promulgated thereunder, or any other applicable Law relating to the prevent of fraud and abuse, the regulation of the Company Products, the regulation of the Company’s operations, or concerning the type of services provided by the Company and its Business;

(v) disqualified or deemed ineligible pursuant to 21 C.F.R. Parts 312, 511, or 812, or otherwise restricted, in whole or in part, or subject to an assurance; or
(vi) within the past six (6) years, the subject of an audit, inspection, investigation, inquiry, or review by a Governmental Body, including, without limitation, the Medicare or Medicaid programs.

5.20 Insurance.    Schedule 5.20 sets forth a complete and correct list of all policies of fire, liability, workers’ compensation, life, property and casualty and other insurance owned or held by the Company and, except as set forth on Schedule 5.20, all of such policies are on an “occurrence” basis.  All of such insurance policies are in full force and effect and the Company is not in Default in any material respect with respect to its respective obligations under any of such insurance policies.  Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Company or any Seller.  Schedule 5.20 sets forth a complete and correct list of all claims made with respect to all such policies during the three (3) year period prior to the date of this Agreement, except claims for benefits under health insurance policies.  Except as set forth on Schedule 5.20, the Company does not have any self-insurance or co-insurance programs.

5.21 Labor Matters.
(a)

The Company is in material compliance with all applicable Laws respecting employment, employment practices, and terms and conditions of employment, and are not engaged in any unfair labor practice, including compliance with all applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.  All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.  There are no charges, complaints, or actions against the Company pending, or threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours, health and safety, or any other employment-related matter arising under applicable Laws.

(b)

The Company is not delinquent in any material respect in payments to any of its employees or independent contractors for any wages, salaries, commissions, bonuses, profit sharing, benefits, vacation pay or other compensation for any services performed for the Company or amounts required to be reimbursed to such employees.  Except as set forth on Schedule 5.21, the Company has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any Liability.

(c)

In the five (5) years prior to the date hereof, the Company has not violated the Worker Adjustment and Retraining Notification Act, as amended, or any similar applicable Law.  During the ninety (90) days prior to the date hereof, the Company has not terminated any employees.

(d)

The Company has never been a party or subject to, nor is it negotiating, any collective bargaining Contracts with any labor union or other representative of employees.  No strike, slowdown, picketing, boycott, unfair labor practice charge, labor dispute, grievance, or work stoppage by any union or other group of employees against the Company or the Assets wherever located, no secondary boycott with respect to the Company Products, and no lockout by the Company of any of its respective employees or any other labor trouble or other occurrence, event or condition of a similar character, has occurred or, the Knowledge of the Company or any Seller, been threatened.

5.22 Employee Benefit Plans.
(a)

Attached as Schedule 5.22(a) is a complete and correct list of all Plans.  The Sellers have delivered to Purchaser prior to the date hereof correct and complete copies of the following documents with respect to the Plans, to the extent applicable: (i) all documents constituting the Plans, including but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (ii) the three most recently filed Forms 5500 or 5500C/R and any financial statements attached thereto; (iii) all IRS determination letters (or IRS opinion letters on which the Plans can rely) for the Plans; (iv) the most recent summary plan description and any amendments or modifications thereof; (v) all notices that were issued within the preceding three (3) years by the IRS or any other Governmental Body with respect to the Plans; (vi) the most recent actuarial valuation reports and trustee or custodian reports, if any, and (vii) all employee manuals or handbooks containing personnel or employee relations policies.  Schedule 5.22(a) sets forth each plan or arrangement that would have been a Plan but for its termination within the past three (3) years.  For purposes of this Section 5.22, the term Company shall also include any ERISA Affiliate of the Company.

(b)

The Company does not have any Liability with respect to any benefit plans or arrangements other than the Plans.  All Plans, and all provision of compensation or benefits by the Company to present or former employees, directors, agents, or independent contractors of the Company, are and have been in compliance with all applicable provisions of ERISA, the Code and the regulations issued thereunder, as well as with all other applicable Laws, and have been, and all Plans at all times have been administered, operated and managed in accordance with their governing documents.  All reports and other documents required to be filed with any Governmental Body or distributed to Plan participants or beneficiaries (including summary plan descriptions, annual reports, summary annual reports, actuarial reports, audits, or Tax Returns) have been timely filed or distributed.

(c)

The Plans marked on Schedule 5.22(a), if any, as “Qualified Plans” are the only Plans that are intended to meet the requirements of Section 401(a) of the Code (a “Qualified Plan”).  Each of the Qualified Plans have been determined by the IRS to be so qualified, and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of a Qualified Plan or cause the favorable determination letter to be revoked or the imposition of any material Liability or Lien, penalty, or Tax under ERISA or the Code or any other applicable Law, and the Qualified Plans have been timely amended to comply with current Law.
(d)	Neither the Company nor any Qualified Plan has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA for which an exemption is not available.
(e)

Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, nor have they ever sponsored, maintained or contributed to, or had any Liability with respect to, any employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA or any comparable provisions of any other applicable Law.  Neither the Company nor any ERISA Affiliate maintains or contributes to, or has ever maintained or contributed to or had any Liability with respect to, a multiemployer plan.  Neither the Company nor any ERISA Affiliate maintains or contributes to, or has ever maintained or contributed to or had any Liability with respect to, a multiple employer plan within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f)

The Company has not made a plan or commitment, whether or not legally binding, to create any additional Plan or to modify or change any existing Plan or increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant other than as required under Law or an applicable Plan.  All Plans may be amended or terminated without penalty by the Company at any time on or after the Closing.

(g)	Except as set forth on Schedule 5.22(g):

(i) with respect to Plans which qualify as “group health plans” under Section 5000(b)(1) of the Code and Sections 607(1) and 733(a) of ERISA and related regulations, the Company has complied with all reporting, disclosure, notice, election, coverage and other benefit requirements imposed under Sections 4980B and 9801-9833 of the Code and ERISA and other applicable Laws; the Company does not have any direct or indirect Liability and is not subject to any loss, assessment, excise Tax, penalty, loss of federal income Tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by the Company at any time prior to the Closing Date, to comply with any such federal or state requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against the Company with respect to such group health plans; and no Plan provides health, life or other benefits after an employee’s or former employee’s retirement or other termination of employment, other than coverage mandated by applicable Laws solely at the employee’s expense;

(ii) the Company has not incurred any Liability for excise, income or other Tax or penalty with respect to any Plan, and no event has occurred and no circumstance exists or has existed that could reasonably be expected to give rise to any such Liability;

(iii) no Plan contains any provision or is subject to any Law that would (A) prohibit the Transactions or that would give rise to (B) any vesting or payment of benefits, severance, termination, bonuses or other payments, (C) the enhancement of any benefits or payments, or (D) any other Liabilities, in each case as a result of the Transactions or the Transactions taken together with any other event (such as a termination of employment); no payments or benefits under any Plan or Contract will be considered “excess parachute payments” under Section 280G of the Code; the Company does not have any obligation to indemnify, hold harmless or gross-up any individual with respect to any excise Tax imposed under Section 4999 of the Code;

(iv) the Company has paid all amounts that it is required to pay as contributions to the Plans as of the Closing Date, and as required in accordance with GAAP, the Financial Statements as of the Balance Sheet Date reflect the approximate total pension, medical and other benefit expense for all Plans as of the date thereof and all monies withheld from employee paychecks with respect to Plans have been transferred to the appropriate Plans in a timely manner as required by applicable Laws;

(v) there is no pending Action that has been asserted or instituted against any Plan, the assets of any of the trusts under such Plans, the plan sponsor, the plan administrator or any fiduciary of any such Plan (other than routine benefit claims).  There are no investigations or audits of any Plans, any trusts under such Plans, the plan sponsor, the plan administrator or any fiduciary of any such Plan that have been instituted or, to the Knowledge of the Company or any Seller, threatened;

(vi) the Company has not ever been party to any arrangement that is or was a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (each, a “Non-Qualified Deferred Compensation Plan”).  Any Plan that is deemed to be a Non-Qualified Deferred Compensation Plan has been maintained and operated in accordance with the requirements of Section 409A of the Code.  No Plan or any other Contract, agreement or policy contains any provision that would give rise to an obligation of the Company or any other Person to indemnify, hold harmless or gross-up any individual with respect to any penalty Tax imposed under Section 409A of the Code; and

(vii) each Plan is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (the “ACA”), to the extent applicable.  The operation of each Plan will not result in the incurrence of any material penalty or Liabilities to the Company pursuant to the ACA.

(h)	No Seller employs, nor has it ever employed, any person outside the United States, and there are no Plans outside the United States.

5.23 Transactions with Affiliates.  Except as disclosed on Schedule 5.23, no Affiliate of the Company or any Seller has (a) borrowed money or loaned money to the Company which remains outstanding or (b) any contractual arrangements with the Company.  Except as set forth on Schedule 5.23, (i) the Company is not party to any Contract with any Seller, director, officer or employee of the Company or any Affiliate of the foregoing, and (ii) no Seller, director, officer or employee of the Company or any Affiliate of the foregoing (A) owns or has owned (within the past five (5) years), directly or indirectly, or has or has had any interest in (including the right to use, other than in connection with the Company’s business) any property (real or personal, tangible or intangible) that the Company uses or has used in its business, or (B) has or has had (within the past five (5) years) any business dealings or a financial interest in any transaction with the Company or involving any assets or property of the Company.

5.24 Absence of Certain Changes.  Except as set forth on Schedule 5.24 or as specifically contemplated by this Agreement, since December 31, 2017 through and including the date hereof, the Company and the Sellers have conducted the Business in the ordinary course and there has not been:

(a)	any change that has had or could reasonably be expected to have a Material Adverse Effect;
(b)

any declaration, setting aside or payment of any dividend or other distribution (whether in cash, equity or ownership interests or property) with respect to any Company Security, or any repurchase, redemption or other reacquisition of any Company Security;

(c)	any increase in the compensation payable or to become payable to any director or non-manager employee, except for increases for such directors or employees made in the ordinary course of business;
(d)	any other change in any employment or consulting arrangement, except for such changes made in the ordinary course;
(e)	any payment to any agent or management employee not in accordance with such agent’s or employee’s compensation levels currently in effect;
(f)	any sale, assignment, leasing, subleasing or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;
(g)	other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;
(h)	any distributions or payments to any Affiliate of the Company;
(i)	any capital expenditure, except for such capital expenditures made in the ordinary course;
(j)	any incurrence of any debts for money borrowed;
(k)

any adoption or change of a Tax election, any settlement or compromise of a claim, notice, audit report, assessment or other Action in respect of Taxes, any change of an annual Tax accounting period, any adoption or change of a method of Tax accounting, any filing of an amended Tax Return, any entry into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, any surrender of a right to claim a Tax refund, or any consent to an extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or

(l)	any Contract to do any of the foregoing.

5.25 Environmental Matters.  The Company possesses all Environmental Permits that are necessary for the conduct of its business as currently conducted or otherwise required under any Environmental Law, and is in compliance in all material respects with all such Environmental Permits and applicable Environmental Laws.  The operations of the Company have not resulted in a material claim under any Environmental Law against the Company or any other Person whose Liability for such claims the Company has assumed or retained.  The Company is not, and has never been, subject to any Action arising under or related to any Environmental Law which remains unresolved.

5.26 Additional Information.    Schedule 5.26 contains, to the extent not described in some other schedule hereto, or in the case of subsections (a) and (b) hereof to the extent not made available, accurate lists and summary descriptions of the following:

(a)	the names of all present officers, directors or managers of the Company;
(b)	the names of all Persons authorized to borrow money or incur or guarantee Indebtedness on behalf of the Company; and
(c)	all names under which the Company has conducted any Business or which it has otherwise used since its date of incorporation.

5.27 Brokers.    No broker, finder, investment banker or other agent is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of this Agreement or the Transactions.

5.28 Relationship With Customers and Suppliers.    Schedule 5.28 sets forth (a) a list of all of the Company’s customers (together with actual net revenue received or receivable from such customers) and (b) a list of the Company’s top twenty (20) vendors (by amount actually paid or payable to such vendors), in each case, for the for the twelve (12)-month periods ended December 31, 2016 and December 31, 2017, and for the six (6)-month period ended June 30, 2018.  The Company has used its reasonable best efforts to maintain good working relationships with all of the customers of the Business.  Each of the Customer Contracts which have been terminated or cancelled during the past year are set forth and described on Schedule 5.28.  Except as set forth on Schedule 5.28, no customer or supplier of the Company has terminated or has given written notice prior to the date hereof of an intention or plan to terminate its relationship with the Company or any of the Contracts, or all or a material part of the purchases or sales of products or services to or from the Company historically made by such customer or supplier (or to materially reduce or change the pricing or other terms of the Contracts or its business with the Company), and neither the Company nor any of the Sellers has Knowledge of any intention or plan by any such customer to take any of the foregoing actions.  No such customer or supplier may terminate any Contract with the Company or all or a material part of such purchases, by reason of the consummation of the Transactions.  Except as disclosed on Schedule 5.28, (x) there is no dispute or disagreement pending or threatened in writing between the Company and any of its customers or suppliers, (y) no event has occurred nor any claim been asserted against the Company, the Business or the Assets and (z) to the Knowledge of the Company or any Seller, there is no reasonable basis for any such claim.  Except as set forth on Schedule 5.28, neither the Company nor any Seller has received notice of, and neither the Company nor any Seller has Knowledge of any basis for, any material complaint by any customer or supplier of the Company.

5.29 Privacy Matters; IT System.
(a)

Any Personal Information in the Company’s possession, custody or control, or otherwise maintained, held or processed by or on behalf of the Company, has been and continues to be maintained in compliance with all applicable Laws, including, to the extent applicable, HIPAA and any state Laws (“State Privacy Laws”) governing privacy, security and the use and disclosure of Personal Information.  Laws relating to the privacy and security of Personal Information are collectively referred to as “Privacy Laws.” The Company has implemented written privacy and security policies that govern its collection, storage, use, processing, disclosure and transfer of Personal Information and the Company has delivered to Purchaser a true, accurate and complete copies of such policies.

(b)

The Company has not received any written claim or complaint regarding its collection, use or disclosure of Personal Information.  The Company is not currently involved in or the subject of, and has never been involved in or the subject of, any actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments related to Privacy Laws. The Company has not made any agreement with or commitment to any Governmental Body regarding data protection, privacy or the collection, use, disclosure, sale or licensing of Personal Information, or Privacy Laws. The Company is not currently party to any Order, settlement or other similar agreement regarding data protection, privacy or the collection, use, disclosure, sale or licensing of Personal Information, or Privacy Laws. No breach, security incident or violation of any data security policy in relation to any Personal Information held by the Company has occurred or is threatened, and there has been no unauthorized or illegal processing of any Personal Information held by the Company.  No circumstance has arisen in which Privacy Laws would require the Company to notify a Governmental Body or any other Person of a data security breach, security incident or violation of any data security policy.

(c)

The Company has (whether by ownership, license, Contract, or otherwise) all rights in and to the IT Systems necessary to (i) make all such uses of the IT Systems as the Company usually, customarily, and/or actually makes of such IT Systems and (ii) operate the Business substantially as the Company has operated the Business over the six (6) months preceding the Closing Date.

(d)

To the Knowledge of the Company and the Sellers, after the diligent use of industry-standard Malware detection tools within thirty (30) days of the Closing Date, the IT Systems do not contain any Malware detectable by such detection tools that would reasonably be expected to materially interfere with the ability of the Company to conduct the Business.  The Company (i) has implemented and maintains security, business continuity, and backup and disaster recovery plans and procedures that are consistent with practices commercially reasonable in the Company’s industry with respect to the IT Systems and data and Personal Information that the Company has or receives, (ii) is in material compliance therewith, and (iii) has taken commercially reasonable steps to test (including penetration testing) such security plans and procedures on no less than an annual basis, and such security plans and procedures have been proven effective upon such testing in all material respects.  All Contracts with third parties for cloud services, professional information technology services, data center services, and other IT System services currently used by the Company are currently in force and the Company is not in material breach thereof for which it has been provided written notice or which breach has been waived by the other party.

5.30 Corporate Records.  The minute book of the Company is current and contains correct and complete copies of all Organizational Documents of the Company, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of its shareholders and directors and all committees thereof, duly signed by the secretary or an assistant secretary, and the records of the Company are current, correct and complete and reflect the issuance of all of the Shares, as applicable.

5.31 Statements and Other Documents Not Misleading.  Neither this Agreement, including all schedules and exhibits, nor any other Transaction Document or any other certificate or other instrument delivered by the Sellers or the Company to Purchaser at the Closing in connection with the Transactions contains or will contain any untrue statement of any material fact or omits to state any material fact required to be stated in order to make such statement, document or other instrument not misleading.

ARTICLE VI Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to the Sellers as follows:

6.1 Organization and Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

6.2 Authority and Binding Effect.  Purchaser has the requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and has taken all actions necessary to secure all approvals required in connection therewith.  The execution, delivery and performance of this Agreement and the consummation of the Transactions by Purchaser has been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the Company, the Sellers and the Sellers’ Representative, constitutes the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

6.3 No Conflicts; Consents.
(a)

The execution and delivery of this Agreement by Purchaser does not, and the consummation of the Transactions by Purchaser will not, directly or indirectly, (i) violate the provisions of any Organizational Document of Purchaser, (ii) violate any material Contract to which Purchaser is a party, or (iii) violate any Order or Law applicable to Purchaser on the date hereof, in each case except for such violations as would not reasonably be expected to materially affect the ability of Purchaser to consummate the Transactions.

(b)

No Governmental Permit, Order of, registration, declaration or filing with, or notice to any Governmental Body is required by Purchaser in connection with the execution and delivery of this Agreement and the consummation of the Transactions, except for such Governmental Permits, Orders, registrations, declarations, filings or notices which, in the aggregate, would not have a material adverse effect.

6.4 Stock Consideration.  Based in part on the accuracy of the representations and warranties of the Sellers contained in this Agreement and/or the questionnaire delivered to the Company in respect of whether such Seller is an Accredited Investor, the Parent Stock to be issued at the Closing, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities Laws.

6.5 Brokers.  No broker, finder, investment banker or other agent is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of this Agreement or the Transactions based upon arrangements made by or on behalf of Purchaser or any Affiliate of Purchaser.

6.6 SEC Documents.    Since the effective date of Parent’s registration statement on Form S-3 (File No. 333-220965) (the “SEC Effective Date”), Parent has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements and schedules required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, with the SEC (such documents filed by Parent since the SEC Effective Date and any other documents filed by Parent with the SEC since the SEC Effective Date, as have been supplemented, modified or amended since the time of filing, collectively, the “SEC Documents”).  Each of the SEC Documents has complied in all material respects with the Securities Act and the Exchange Act in effect as of their respective dates.  There are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the SEC Documents.  None of the SEC Documents, as of their respective dates, contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.7 Disposition of the Company During Contingent Period.  As of the date hereof, Purchaser has no present intention based on the books and records of Purchaser to consummate, or cause the Company to consummate, in either case effective prior to the end of the Contingent Period:  (a) any merger or consolidation of the Company with or into any other unaffiliated entity or Person, or any other corporate reorganization, in which the Purchaser and its Affiliates own, directly or indirectly, less than fifty percent (50%) of the voting power or Equity Interests of the surviving entity immediately after such merger, consolidation or reorganization; or (b) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power or Equity Interests are transferred to any Person other than Purchaser or its Affiliates.

6.8 Independent Investigation; No Reliance.  In connection with its investment decision, Purchaser or its representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Company as desired by Purchaser.  The purchase of the Shares by Purchaser and the consummation of the Transactions by Purchaser are not done in reliance upon any representation or warranty or omission by, or information from, the Sellers, the Company, or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in ARTICLE IV and ARTICLE V (in each case, as modified by the Schedules), and Purchaser acknowledges that the Company and the Sellers expressly disclaim any other representations and warranties and omissions.  Such purchase and consummation are instead done entirely on the basis of Purchaser’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Company, as well as those representations and warranties specifically and expressly set forth in ARTICLE IV and ARTICLE V (in each case, as modified by the Schedules).

ARTICLE VII Covenants

7.1 Further Assurances.  Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably necessary or desirable to carry out the provisions hereof and give effect to the Transactions.

7.2 Certain Tax Matters.
(a)

Cooperation on Tax Matters.  Each Seller, the Sellers’ Representative and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and the conduct of any audit, Action or other proceeding with respect to Taxes of the Company.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, Action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Each Seller and the Sellers’ Representative shall (A) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Company, Purchaser or the Sellers’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention Contracts entered into with any taxing authority, and (B) give Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Purchaser so requests, any Seller or the Sellers’ Representative, as the case may be, shall allow Purchaser to take possession of such books and records.

(b)

Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added, filing, recording, transfer, stock transfer, gross receipts, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Governmental Body in connection with the Transactions (collectively, “Transfer Taxes”) shall be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Company will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  The Parties hereto shall reasonably cooperate in executing any appropriate Tax exemption certificates in connection with this Agreement and the transactions contemplated hereby to reduce or eliminate any such Transfer Taxes.

(c)

Straddle Periods.  For all purposes of this Agreement, with respect to any Straddle Period the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be: (i) in the cases of Taxes imposed on a periodic basis, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in (i) above (such as franchise Taxes, payroll Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property  (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the end of the Closing Date.

(d)

Tax Treatment.  The Parties agree that the Transactions do not qualify as Tax-free or Tax-deferred transactions under any provision of the Code and shall prepare all Tax books, records and filings in a manner consistent with such treatment and shall not take any position inconsistent therewith.

(e)

Closing Tax Treatment.  For the avoidance of doubt, (a) Treasury Regulation Section 1.1502-76(b) shall apply with respect to the Company’s entrance into Purchaser’s consolidated group, which shall be deemed to occur at the end of the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(A), (b) the Parties shall not make a ratable allocation election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D), and (c) any Tax Return reflecting the operations of the Company for any Pre-Closing Taxable Period (or, as applicable the portion of any Straddle Period ending on and including the Closing Date) shall reflect any liability taken into account in Net Working Capital, Debt Amount, Transaction Expenses and any compensatory amounts paid on or prior to the Closing Date (or after the Closing Date to the extent required to be paid as a result of the Closing and to the extent permitted by applicable Law), including any amount funded or borne by Sellers or any of their respective Affiliates (and including such items paid by the Company) and payable with respect to any bonuses, option cancelation or termination payments, severance or compensation awards triggered, incurred, accrued or payable to any employee or other service provider of the Company as a result of or contingent upon the consummation of the transactions contemplated in this Agreement (and such amounts shall be attributable to a Pre-Closing Taxable Period). The Parties agree that a Section 338(g) election shall not be made in connection with Purchaser’s acquisition of the Company.

7.3 Tail Policy.  Notwithstanding anything to the contrary set forth in this Agreement, the Sellers shall purchase, at the Sellers’ expense, with respect to matters covered by that certain professional liability insurance policy maintained by the Company, a “tail” or “run off” policy for the individuals covered thereby, such policy to become effective at the Closing and to remain in effect for a period of three (3) years therefrom in the copy of the policy attached as Schedule 7.3(a).

7.4 Termination of Company Benefit Plans.  Effective immediately prior to the Closing, the Sellers shall cause the Company to terminate any and all Qualified Plans, and effective immediately prior to the Closing none of the Company’s employee shall have any right thereafter to contribute any amounts to any Qualified Plans.  The Sellers will provide Purchaser with evidence that each such Qualified Plan has been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the Company’s board of directors.  In addition, at the request of Purchaser, the Sellers shall cause the Company to terminate any and all other Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective either immediately prior to the Closing or thereafter as specified by Purchaser and, at the request of Purchaser, the Sellers will provide Purchaser with evidence that such Plans have been so terminated pursuant to resolutions duly adopted by the Company’s board of directors.  The Sellers shall cause the Company to take such other actions in furtherance of terminating such Plans as Purchaser may reasonably require.

7.5 Restrictive Covenants.  During the period beginning on the Closing Date and ending on the fifth anniversary thereof (the “Restricted Period”), each Seller shall not, and shall not permit any of its or their respective Affiliates (together with each Seller, each, a “Restricted Party”) to, directly or indirectly, anywhere in the world, in any capacity, own, manage, operate, control, consult for, render services for, advise, finance or participate in the ownership, management, operation, control, consultation for, advising, or financing of, or permit its name to be used by or in connection with, any Person engaged, directly or indirectly, in any activity or business that is competitive with any of those business activities that currently or in the past twelve (12) months have constituted part of the Business, nor shall any Restricted Party assist any Person that shall be engaged in any such business activities, including making available any information or funding to any such Person; provided,  however, that this Section 7.5 shall not prohibit Mace Wolf from engaging in the activities set forth on Schedule 7.5.  During the Restricted Period, no Restricted Party shall, directly or indirectly, anywhere in the world, in any capacity (a) solicit, entice, persuade or induce any other employee of the Company to leave the Company’s employ; provided,  that, the foregoing shall not restrict any Restricted Party from using general advertisements for employment to solicit employees so long as such general advertisements do not specifically target the Company or any of its employees, (b) recruit, hire, or attempt to recruit or hire any employee of the Company that, at the time of such actual or attempted recruiting or hiring, is actively, or was, within the twelve (12) months preceding such time, employed by or doing business with the Company, or (c) call-on, solicit or induce, or attempt to solicit or induce, any customer or supplier of the Company, Purchaser or any of Purchaser’s subsidiaries to discontinue, reduce or modify the extent of such customer or supplier’s relationship with the Company, Purchaser or any of Purchaser’s subsidiaries.  During the Restricted Period no Restricted Party shall disparage the Company, Purchaser, any Affiliate of Purchaser or any of their respective officers, directors, shareholders, members or employees in any matter; provided that the foregoing shall not prohibit any Person from responding accurately and fully to any question, inquiry, or request for information required by legal or administrative process.  If any Governmental Body determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or space, such Governmental Body is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law.  Each Restricted Party hereby acknowledges that this Section 7.5 has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business, and that damages will be an inadequate remedy for any breach of this Section 7.5 and that Purchaser shall, whether or not it is pursuing any potential remedies at Law, be entitled to seek equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any breach or threatened breach of this Section 7.5.  Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of each Restricted Party’s obligations, such Restricted Party may acquire solely as an investment not more than two percent (2%) of any class of securities of any entity that has a class of securities registered pursuant to the Exchange Act, so long as such Restricted Party remains a passive investor in such entity.

7.6 Confidentiality.  From and after the Closing Date, no Seller shall and shall cause its Affiliates and their respective officers and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for their own benefit or for the benefit of anyone other than Purchaser, any of the Company’s Confidential Information (“Company Confidential Information”).  Notwithstanding the foregoing, each Seller agrees that any Company Confidential Information that also constitutes a trade secret under applicable Law shall remain a trade secret, and shall be maintained as Company Confidential Information for as long as Purchaser maintains the same as a trade secret under applicable Law.  If any Seller or any officer, director, or Affiliate of any Seller is bound by a final judgment in any legal proceeding before any Governmental Body or required by Law to divulge Company Confidential Information to any Person, such Seller or such officer, director or Affiliate shall promptly notify Purchaser in writing and shall only disclose that portion of the Company Confidential Information required by applicable Law under any such Order or by such Governmental Body; provided,  however, that such Seller, officer, director, or Affiliate of a Seller shall exercise reasonable best efforts at Purchaser’s expense to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Company Confidential Information.  For purposes of this Section 7.6, Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement or (b) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

7.7 Termination of Related Party Arrangements.  At or prior to the Closing, the Sellers shall cause the Company to terminate all Contracts with Affiliates without any Liability or obligation on the part of the Company.

7.8 Public Announcements.  None of the Sellers nor any of their Affiliates shall, without the approval of Purchaser, issue any press releases or otherwise make any public statements or other announcements with respect to the Transactions, and Purchaser will use commercially reasonable efforts to consult with the Sellers prior to issuing any press release or making any public statements with respect to the Transactions.  In addition, none of the Sellers nor any of their Affiliates shall use the names of Purchaser or any of its Affiliates in any trade publication, in any marketing materials or otherwise to the general public without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion.

7.9 Release.
(a)

In consideration of the execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Closing, each Seller, on his own behalf and on behalf of such Seller’s respective successors, predecessors and assigns (each, a “Releasor”), hereby releases and forever discharges the Company and each of its parents, subsidiaries, Affiliates (that currently exist or may exist in the future), successors, assigns and predecessors and their respective present and former owners, equity holders, directors, officers, employees, agents, attorneys, representatives, successors, beneficiaries and heirs (individually, a “Releasee,” and collectively, “Releasees”) from any and all claims, demands, Actions, causes of action, Orders, Damages and Liabilities whatsoever and all consequences thereof (collectively, “Released Claims”), whether known or unknown, suspected or unsuspected, both at Law and in equity, which such Seller or any Releasor now has, has ever had or may hereafter have against any Releasee arising prior to the Closing or on account of or arising out of any matter, cause or event occurring prior to the Closing.  For the avoidance of doubt, nothing contained herein will operate to release any Liabilities or obligations of Purchaser, the Company or any other Releasee arising on or after the Closing Date, including with respect to this Agreement or any other Transaction Document (each, an “Excluded Claim”).  Such Seller and each other Releasor, agrees that this Section 7.9 shall act as a release of all Released Claims, whether such Released Claims are currently known or unknown, foreseen or unforeseen, contingent or absolute, asserted or unasserted, and such Seller and each other Releasor, intentionally and specifically waives any statute or rule which may prohibit the release of future rights or a release with respect to unknown claims.  The Releasees are intended third party beneficiaries of this Section 7.9, and this Section 7.9 may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder.  If any provision of this Section 7.9 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 7.9 will remain in full force and effect.  Any provision of this Section 7.9 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(b)

Each Releasor irrevocably covenants that it will not, directly or indirectly, sue, commence any Action against, or make any demand upon any Releasee in respect of any of the matters released and discharged pursuant to Section 7.9(a); provided, however, for the avoidance of doubt, this Section 7.9(b) shall not prohibit the right to sue, commence any Action against or make any demand upon a Releasee if such action is based upon an Excluded Claim.

(c)

Other than with respect to the Excluded Claims, the release provided for in Section 7.9(a) may be pleaded by any of the Releasees as a full and complete defense and may be used as the basis for an injunction against any action at Law or equity instituted or maintained against any of them in violation of this Section 7.9.  If any Released Claim is brought or maintained by any Releasor against any Releasee in violation of such release, such Releasor will be responsible for all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by the Releasee in defending same.

(d)	Each Releasor hereby warrants, represents and agrees that such Releasor has not heretofore assigned, subrogated or transferred, or purported to assign, subrogate or transfer to any Person any Released Claim hereinabove released.  Each Releasor hereby agrees to indemnify, defend and hold harmless each Releasee from any such assignment, subrogation or transfer of Released Claims.

(e)

Each Releasor hereby warrants and represents that, in providing the release contemplated in this Section 7.9, such Releasor does so with full knowledge of any and all rights that such Releasor may have with respect to the matters set forth in this Section 7.9 and the Released Claims released hereby, that such Releasor has had the opportunity to seek, and has been advised to seek, independent legal advice with respect to the matters set forth herein and the Released Claims released hereby and with respect to the rights and asserted rights arising out of such matters, and that such Releasor is providing such release of such Releasor’s own free will.

(f)

Effective as of the Closing, in consideration of the mutual covenants and agreements contained herein, including the consideration to be received, each of Purchaser and the Company (each a “Buyer Releasing Person”) hereby irrevocably releases and forever discharges each of the Sellers and their successors, heirs, assigns, executors and administrators (collectively, the “Seller Released Persons”), of and from any and all manner or causes of action and actions, claims, suits, rights, debts, sums of money, covenants, Contracts,  damages and judgments whatsoever, in Law or in equity, which such Buyer Releasing Person ever had, now has or which it hereafter can, shall or may have, relating solely to compensation paid to such Sellers prior to the Closing and any expense reimbursements by the Company to such Sellers prior to the Closing, against the Seller Released Persons, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, and the Seller Released Persons shall not have liability with respect thereto; PROVIDED, HOWEVER, THAT SUCH RELEASE SHALL NOT COVER CLAIMS OR LIABILITIES FOR AMOUNTS OWED PURSUANT TO, OR OTHER RIGHTS SET FORTH IN, OR OTHER CLAIMS ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY AGREEMENT ANCILLARY TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, BREACHES OF REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH HEREIN PURSUANT TO WHICH PURCHASER IS ENTITLED TO INDEMNIFICATION FROM SELLERS.

7.10 Lock-Ups.  Each of the Sellers acknowledges and agrees that, without the prior written consent of Purchaser (which may be withheld for any reason or no reason), the Sellers will not be able to sell, pledge, encumber or otherwise transfer the shares of Parent Stock received (a) as Stock Consideration for a period of two (2) years following the issuance of such shares, and (b) as Contingent Stock Consideration for a period of one (1) year following the issuance of such shares.  Each of the Sellers further acknowledges and agrees that during the respective periods in the foregoing sentence the Sellers shall not effect a short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act) or otherwise seek to hedge such Seller’s position in the Parent Stock.  Purchaser shall be entitled provide appropriate stop orders to enforce the provisions of this Section 7.10 and include appropriate legends on the Stock Consideration and the Contingent Stock Consideration with respect to such restrictions.

ARTICLE VIII conditions to closing
8.1 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Transactions is subject to the following conditions:

(a)

Each of the representations and warranties of the Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto that is qualified by materiality, including the terms “material,” “in all material respects” and “Material Adverse Effect” or words of similar effect, shall be true and correct on and as of the Closing Date, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b)	Each Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.
(c)

Purchaser shall have received a certificate, dated as of the Closing Date and signed by each Seller certifying that each on the conditions set forth in Section 8.1(a) and (b) have been satisfied (the “Compliance Certificate”).

(d)

There shall not have occurred a Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect.

(e)

Since the date of this Agreement, there shall not have been commenced or threatened against Purchaser, the Company or any of the Sellers any Action involving any challenge to, or seeking damages or other relief in connection with the Transactions or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Transactions.

(f)	The Sellers shall have delivered to Purchaser the consents, waivers and approvals of the Persons identified on Schedule 8.1(f), in form and substance reasonably satisfactory to Purchaser.
(g)

Executed resolutions of the board of directors of the Company evidencing that all actions necessary or appropriate to terminate the Company Plans as described in Section 7.4, effective no later than the day immediately preceding the Closing Date, have been taken.

(h)	All Liens on the Company’s Assets shall have been released in form and substance reasonably satisfactory to Purchaser.
(i)	All amounts due and payable or that may become due and payable (including notice periods, repatriation commitments, severance, bonuses and sales commissions)

with respect to any employee or other person whose relationship with the Company has terminated or expired on or prior to the Closing shall have been paid in full by the Company such that the Company has no obligation to any such Person as of or after the Closing.

(j)	The Company shall have completed the Divestiture.
(k)

The Company shall have delivered evidence, reasonably satisfactory to Purchaser, of the cancellation of that certain Promissory Note Secured by Pledge Agreement, in favor of Mark Friedman and April Friedman, entered into in April 2012.

(l)	Each of the items set forth in Section 3.2(a) shall have been delivered to Purchaser.

8.2 Conditions to Obligations of Sellers.  The obligation of each Seller to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Sellers’ Representative:

(a)

Each of the representations and warranties of Purchaser contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto that is qualified by materiality, including the terms “material,” “in all material respects” and “Material Adverse Effect” or words of similar effect, shall be true and correct on and as of the Closing Date, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b)	Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.
(c)	No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)	Each of the items set forth in Section 3.2(b) shall have been delivered to the Sellers.
ARTICLE IX Indemnification
9.1 By the Sellers.
(a)

Each Seller, jointly and severally, shall indemnify and hold Purchaser, its successors and assigns, and any of its officers, directors, employees, stockholders, and agents, and any of their respective Affiliates and any of their respective officers, directors, employees, members, partners, stockholders, and agents, in each case excluding the Sellers (each, an

“Indemnified Purchaser Party”) harmless from and against any Damages that such Indemnified Purchaser Party may sustain, suffer or incur and that, directly or indirectly, result from, are based upon, arise out of, or are attributable or related to:

(i) any inaccuracy or breach of any representation or warranty of any Seller or the Company in this Agreement (including all exhibits and schedules attached hereto) (other than as set forth in ARTICLE IV) or any certificate or similar instrument delivered by or on behalf of the Company;

(ii) any breach or nonfulfillment of any covenant or agreement set forth in this Agreement on the part of the Company, the Sellers’ Representative or the Sellers other than with respect to the matters addressed by Section 9.1(b)(ii);

(iii) to the extent not already reflected as a Liability in the calculation of Final Net Working Capital that results in a negative adjustment to the Final Purchase Price pursuant to Section 2.4 or in the calculation of the Final Debt Amount or the Final Company Transaction Expenses: (A) any Taxes of the Company for a Pre-Closing Tax Period; (B) any Taxes of any member of any consolidated, combined or unitary or aggregate group of which the Company is or has been a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law); (C) any Taxes and fees for which the Sellers are responsible pursuant to Section 7.2(b); or (D) any and all Taxes of any other Person imposed on the Company as a transferee or successor, by Contract or otherwise as a result of an arrangement or Contract entered into or existing on or prior to the Closing Date and which such Taxes relate only to the Pre-Closing Tax Period;

(iv) any Transaction Expense in excess of the Final Company Transaction Expenses;
(v) any Debt Amount in excess of the Final Debt Amount;

(vi) any current or former holder or alleged current or former holder of any Company Security, or any other Person, asserting or seeking to assert: (A) ownership or rights to ownership of any Company Security; (B) any rights as a holder of any Company Securities (other than the right to receive the consideration described in ARTICLE II in accordance with the terms of this Agreement); (C) any claim that his, her or its Equity Interests in the Company were wrongfully repurchased by the Company; (D) any claim that he, she or it is entitled to receive any consideration in exchange for any Company Securities (other than the right to receive the consideration, if any, described in ARTICLE II in accordance with the terms of this Agreement); (E) any claim that any Company Securities were not properly issued or authorized; or (F) any claim that the Company’s approval process for the Transactions, was in violation of any right held by or owed to such current or former holder or alleged current or former holder of any Equity Interest or the Company;

(vii) the Divestiture and the operation, or ownership, of each entity divested in the Divestiture;
(viii) the items set forth on Schedule 9.1; and

(ix) any and all Actions, demands or assessments brought by a third party or a Seller against any Seller or any former Affiliate of the Company or any Seller.
(b)

Each Seller, severally and not jointly, shall indemnify and hold each Indemnified Purchaser Party harmless from and against any Damages that such Indemnified Purchaser Party may sustain, suffer or incur and that, directly or indirectly, result from, are based upon, arise out of, or are attributable or related to:

(i) any inaccuracy of any representation or warranty of such Seller set forth in ARTICLE IV of this Agreement or any certificate or similar instrument delivered by or on behalf of such Seller pursuant hereto;

(ii) any nonfulfillment of any covenant or agreement on the part of such Seller set forth in Sections 7.5  (Restrictive Covenants), 7.6  (Confidentiality), 7.8  (Public Announcements) or 7.9  (Release) of this Agreement;

(iii) any Liability of the Company owing to such Seller, to the extent that such Liability relates to or arises out of, in whole or in part, any activity occurring, condition existing, omission to act or other matter existing prior to or at the Closing; and

(iv) any and all Actions, allegations, assessments, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.1(b).

9.2 By Purchaser.
(a)

Purchaser shall indemnify and hold each Seller, its successors and assigns (each, an “Indemnified Seller Party”) harmless from and against any Damages that such Indemnified Seller Party may sustain, suffer or incur and that, directly or indirectly, result from, are based upon, arise out of, or are attributable or related to:

(i) any inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement or any certificate or similar instrument delivered by or on behalf of Purchaser pursuant hereto;
(ii) any breach or nonfulfillment of any covenant or agreement of Purchaser contained in this Agreement; and

(iii) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.2.

(b)	In no event shall Purchaser be obligated to indemnify the Indemnified Seller Parties in any amount in excess of the Purchase Price.
9.3 Certain Limitations; Calculation and Satisfaction of Claims.

(a)

No Indemnified Purchaser Party may make a claim for indemnification under Section 9.1 for any General Cap Claim, unless and until the indemnifiable Damages exceed $90,000 (the “Deductible”), in which case the Indemnified Purchaser Party shall only be entitled to indemnification for all such Damages in excess of the Deductible.

(b)

In no event shall the Sellers be obligated to indemnify any Indemnified Purchaser Party under Sections 9.1(a)(i) other than with respect to a breach of a Fundamental Representation (any such claim for indemnification being a “General Cap Claim”), for an aggregate amount of Damages in excess of twenty-five percent (25%) of the sum of the Purchase Price plus the amount of (i) any Contingent Payment earned and still payable, (ii) any Contingent Payment paid, and (iii) any amount offset against the Contingent Payment in accordance with the terms and conditions of this Agreement, and in the case of a breach of a Fundamental Representation the maximum amount of any indemnification will not exceed the sum of the Purchase Price plus the amount of (i) any Contingent Payment earned and still payable, (ii) any Contingent Payment paid, and (iii) any amount offset against the Contingent Payment in accordance with the terms and conditions of this Agreement; provided,  however, that notwithstanding the foregoing, nothing herein shall be deemed to limit or restrict in any manner any rights or remedies that any Indemnified Purchaser Party has, or might have, at Law, in equity or otherwise, against any Seller (or the resulting amount of Damages to which any Indemnified Purchaser Party is entitled), based on fraud, intentional misrepresentation or willful misconduct.

(c)

Subject to the limitations set forth in this ARTICLE IX, the Indemnified Purchaser Parties shall first be entitled to recover from the Indemnification Escrow Amount for any Damages for which the Indemnified Purchaser Parties are entitled to indemnification under Section 9.1; provided, however, that after the Indemnification Escrow Amount has been exhausted, an Indemnified Purchaser Party shall be entitled to recover on account of any Damages and seek indemnification from the applicable Seller(s) in accordance with this ARTICLE IX, including directly against one or more Seller or through the exercise of the set-off rights provided in Section 9.3(g), in each case in the sole discretion of the Indemnified Purchaser Parties.

(d)

Notwithstanding anything to the contrary contained in this Agreement, for purposes of this ARTICLE IX, any inaccuracy in or breach of any representation or warranty of any Seller or any nonfulfillment or breach of any covenant or agreement of any Seller as well as the amount of any Damages that in each case are the subject matter of a claim for indemnification hereunder shall be determined without regard and without giving effect to the term(s) “Knowledge”, “to the knowledge of”, “material” or “Material Adverse Effect” or any other similar qualifiers contained in or otherwise applicable to such representation, warranty, covenant or agreement (other than with respect to (i) clause (a) of Section 5.24 and (ii) the use of any defined term that includes the word “Material” in the title).

(e)

Any claim by an Indemnified Purchaser Party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to Purchaser or any of its agents or representatives, nor shall such a claim be adversely affected by Purchaser’s Knowledge on or before the Closing Date of any breach or Liability of the type specified in Section 9.1 or of any state of facts that may give rise to such a breach or Liability; any such claim shall survive the Closing until the applicable Expiration Date.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.
(f)

Subject to Section 7.5, the indemnification provisions set forth in this ARTICLE IX are the exclusive post-closing remedies with respect to the Liability for Damages of each of the Sellers or Purchaser for the breach, inaccuracy or nonfulfillment of any representation, warranty or covenant contained in this Agreement; provided, however, that nothing herein shall preclude any Party from seeking any remedy based upon fraud, intentional misrepresentation or willful misconduct or any Party’s right to seek and obtain any equitable relief to which any Party shall be entitled.

(g)

Escrow; Right of Setoff.    Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy an Indemnified Purchaser Party has or may have, in the event of a Third Party Claim or other indemnity claim asserted by an Indemnified Purchaser Party, the Indemnified Purchaser Parties shall have the right (the “Setoff Right”), at its option in its sole discretion, upon written notice (the “Setoff Notice”) to Sellers’ Representative (which such notice shall specify in reasonable detail the basis for such setoff) to withhold and set-off against any amount to be paid by Purchaser to the Sellers or the Seller Representative (for further distribution to the Sellers) pursuant to this Agreement the amount of any outstanding Damages to which any Indemnified Purchaser Party may then be entitled under this Agreement; provided, however, that an Indemnified Purchaser Party shall not be required to provide a Setoff Notice to the extent an indemnification claim is finally determined in accordance with the terms of this Agreement.  If Sellers’ Representative objects to any setoff (and Sellers’ Representative shall not be permitted to object to any setoff to the extent an indemnification claim is finally determined in accordance with the terms of this Agreement), it shall send written notice of such objection within ten (10) days of the date of the Setoff Notice.  If Purchaser and Sellers’ Representative cannot then agree within twenty (20) days thereafter to the setoff, fifty percent (50%) of the amount in dispute which would otherwise be payable in cash will be deposited in an interest bearing account with an independent third party escrow pursuant to the terms of an escrow agreement substantially in the form of the Escrow Agreement and the matter will be submitted for resolution pursuant to Section 10.5 of this Agreement.  Purchaser shall be entitled to use the Setoff Right only for that portion of the amount of any such claim which exceeds the amount then remaining in the Indemnification Escrow Fund.

(h)

Notwithstanding anything herein to the contrary, for purposes of calculating or determining the amount of Damages, there shall be deducted from any Damages an amount equal to the amount of any proceeds actually received by the Indemnified Party from any third-party insurer in connection with such Damages (calculated net of any deductible or increase in premium associated therewith to the extent paid or payable and net of any reasonable out-of-pocket costs, Taxes and expenses of recovery or collection thereof).  The Company shall (and Purchaser shall cause the Company to) use commercially reasonable efforts to obtain and pursue such insurance coverage for any Damages for which insurance coverage may reasonably be available.  In no event shall Purchaser receive or be entitled to receive any double recovery for any matter for which it is entitled to indemnity in accordance with this ARTICLE IX.  To the extent that Purchaser does receive any duplicative recovery in whole or in part such duplicative amount shall be promptly paid to the Sellers’ Representative for further distribution to Sellers.

(i)

Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will any Party be liable to the other for any punitive damages (except to the extent such punitive damages are awarded to a third party pursuant to a Third Party Claim).

(j)

Notwithstanding anything contained in this Agreement to the contrary, no Indemnified Purchaser Party will have any right to indemnification under this Agreement with respect to any Damages that (i) were specifically reserved or specifically accrued as a liability in the calculation of the Net Working Capital with respect to the facts and circumstances giving rise to such indemnification claim, (ii) arise solely out of changes after the Closing Date in applicable Law or interpretations or applications thereof, or (iii) are duplicative of Damages that have previously been recovered hereunder.

(k)

No Indemnified Purchaser Party will have any right to assert any claim against any Indemnitor with respect to any Liability, cause of action or other claim to the extent such Liability is a Liability, cause of action or claim with respect to which such Indemnified Purchaser Party or any of its Affiliates has taken action (or caused action to be taken) with the sole intent of accelerating the time period in which such matter is asserted or payable in order to cause a claim to be made prior to the applicable Expiration Date.

(l)	Notwithstanding any other provision of this Agreement, Seller will have no obligation to indemnify Purchaser Indemnified Parties for any Taxes arising in a Post-Closing Tax Period.

9.4 Survival; Claims Period.  All of the representations and warranties made by each Party in this Agreement or in any Transaction Document shall survive until the relevant Expiration Date set forth in this Section 9.4.  Any claim for indemnification under this ARTICLE IX shall be made by giving either a Notice of Third Party Claim under Section 9.5 or a Claim Notice under Section 9.6, in each case on or before the applicable Expiration Date, or the claim under this Section 9.4 shall be invalid.  “Expiration Date” means:

(a)

in perpetuity for any claim for Damages related to (i) a breach of any covenant or agreement to be performed at least in part after the Closing Date except the indemnitees under Section 9.1(a)(iii) relating to Taxes, (ii) any breach of a Fundamental Representation except for a breach of Section 5.8 (Taxes), or (iii) any claims any Indemnified Purchaser Party may have for fraud, intentional misrepresentation or willful misconduct;

(b)

the survival period for a breach of Section 5.8 (Taxes) and the obligation of Sellers to provide indemnity under Section 9.1(a)(iii) which relate to Taxes shall survive for the applicable statute of limitations plus ninety (90) days; and

(c)	for all other claims, the date that is eighteen (18) months after the Closing Date.

So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.  The Parties agree and acknowledge that the survival periods set forth herein, to the extent expressly longer than the three (3)-year survival period permitted by Title 10,

Section 8106(a) of the Delaware Code, are expressly intended to survive for such longer periods as permitted by Title 10, Section 8106(c) of the Delaware Code.

9.5 Third Party Claims.
(a)

In the event that any Action for which an Indemnitor may be liable to an Indemnified Party hereunder is asserted or sought to be collected by a third party (a “Third Party Claim”), the Indemnified Party shall give each applicable Indemnitor prompt notice (“Notice of Third Party Claim”) of such third party’s institution of such Action.  Such Notice of Third Party Claim shall (i) briefly explain the nature of the claim and (ii) to the extent known by the Indemnified Party, set forth a reasonable estimate of the amount to which such Indemnified Party claims to be entitled hereunder.  Notwithstanding the foregoing, no delay or deficiency on the part of an Indemnified Party in so notifying the Indemnitor will limit any Indemnitor’s right to indemnification under this ARTICLE IX (except to the extent that an Indemnitor shall have been actually prejudiced or materially harmed by such failure).

(b)

The Indemnitor will have twenty (20) days from the date on which the Indemnitor received the Notice of Third Party Claim to notify the Indemnified Party that the Indemnitor desires to assume the defense or prosecution of such Action and any litigation resulting therefrom with counsel reasonably satisfactory to such Indemnified Party at the Indemnitor’s sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor, and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless (A) there is no finding, admission of guilt of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, or (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor upon the entry of such judgment or settlement and the Indemnitor secures an unconditional written release of the Indemnified Party actually prejudiced or damaged from all liability in respect of such claim.  If the Indemnitor assumes the defense of any Action in accordance with this Section 9.5, it shall thereafter promptly inform the Indemnified Party of all material developments.  The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto to the extent permitted by applicable Law or applicable contractual restrictions, subject to entering into appropriate confidentiality agreements.

(c)

If the Indemnitor does not assume the Third Party Defense within twenty (20) days of receipt of the Notice of Third Party Claim, the Indemnified Party will be entitled to assume the Third Party Defense (and, if the Indemnified Party incurs Damages with respect to the matter in question for which the Indemnified Party is entitled to indemnification pursuant to Section 9.1 or Section 9.2, at the expense of the Indemnitor) upon delivery of notice to such effect to the Indemnitor; provided that, the Indemnitor shall have the right to participate in the Third Party Defense at the sole cost and expense of the Indemnitor, but the Indemnified Party shall control the investigation, defense and settlement thereof.  In such event the Indemnified Party may employ counsel as it so elects; provided, however, the Indemnitor will be only liable for the fees and expenses of one outside counsel and any local counsel reasonably necessary to defend such Third Party Claim (and not any fees and expenses allocated to any internal counsel) employed by the Indemnified Party for any period during which the Indemnitor has not assumed the defense of such Third Party Claim (other than during any period in which the Indemnified Party will have failed to give notice of a Third Party Claim as provided above), and the fees and expenses of such counsel will constitute Damages for purposes of this Agreement,

(d)

Notwithstanding anything to the contrary set forth herein, in no event may the Sellers’ Representative (on behalf of the Sellers) assume, maintain control of, or participate in, the defense of any Action (i) involving criminal or quasi-criminal allegations against any Indemnified Purchaser Party, (ii) in which any relief other than monetary damages which is not merely incidental is sought against an Indemnified Purchaser Party, (iii) that is asserted directly by or on behalf of a Person that is a supplier or customer of the Company if in the reasonable judgment of Purchaser, the Sellers’ Representative defense (on behalf of Sellers) could reasonably be expected to have an adverse effect on the Company’s relationship with such customer or supplier, (iv) there exists a conflict of interest between the Indemnified Purchaser Party and the Indemnitor that cannot be waived, (v) there are legal defenses available to an Indemnified Purchaser Party that are different from or additional to those available to the Indemnitor, (vi) the Indemnitor fails to provide reasonable assurance to the Indemnified Purchaser Party of its financial capacity to prosecute such Action or (vii) which involves an Action by a Governmental Body.

9.6 Procedure for Direct Claims.
(a)

Any Indemnified Party that desires to seek indemnification under any part of this ARTICLE IX for a claim that is not subject to a Notice of Third Party Claim shall give prompt written notice (a “Claim Notice”) to each applicable Indemnitor prior to the applicable Expiration Date specified above.  The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except and only to the extent that the Indemnitor is actually prejudiced or materially harmed by reason of such failure.  Such Claim Notice shall describe the claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party.  If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice and specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”).  If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, such Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within thirty (30) days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim.  Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within twenty (20) days (the “Response Period”) after the later of (i) the date that the Claim Notice is delivered by the Indemnified Party and (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is delivered by the Indemnified Party.  Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice.  If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice.  If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

(b)

If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within thirty (30) days after the last day of the Response Period the amount to which such Indemnified Party shall be entitled.  If there shall be a dispute as to the amount or manner of indemnification under this ARTICLE IX, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor.  If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate, and the Prime Rate in effect on the first Business Day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

9.7 No Contribution/Indemnification.  No Seller shall seek, nor will he be entitled to, contribution from, or indemnification by, the Company, under its Organizational Documents, this Agreement or applicable Laws or otherwise, in respect of amounts due from any Seller to an Indemnified Purchaser Party under this ARTICLE IX or otherwise under this Agreement, and each Seller will hold the Company and the Indemnified Purchaser Parties harmless in respect of all such amounts and shall not seek to join the Company in connection with any suit arising under this Agreement.  No Seller shall make claim against any directors and officers insurance policy maintained or to be maintained by the Company in respect of amounts due by such Seller to an Indemnified Purchaser Party under this ARTICLE IX or otherwise under this Agreement, if the carrier of such insurance policy would have any right of subrogation against the Company in respect of such claim, and shall indemnify and hold harmless the Indemnified Purchaser Parties from any such action.

9.8 Contingent Claims.  Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder for potential or contingent claims or demands (a “Contingent Claim”); provided that the Claim Notice sets forth the specific basis for any such Contingent Claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim may be made.

9.9 Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Final Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE X general matters

10.1 Entire Agreement.  This Agreement, including the Exhibits and Schedules, together with the other Transaction Document, sets forth the entire understanding of the Parties with respect to the Transactions and supersedes all prior agreements or understandings, whether written or oral, among the Parties regarding those matters. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

10.2 Amendments and Waiver.  Any provision of this Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Sellers’ Representative and Purchaser.  Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.  Neither the failure nor the delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

10.3 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties.  Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, legal representatives, successors and permitted assigns, except as provided in ARTICLE IX.  No Party shall assign this Agreement or any right, benefit or obligation hereunder without the prior written consent of Purchaser, on the one hand, or the Sellers’ Representative, on the other hand; provided however, that Purchaser shall be entitled to (i) assign this Agreement to any Affiliate without such prior consent, which assignment shall not relieve Purchaser of its liabilities hereunder and (ii) grant a security interest in, and collateral assignment of, its rights under this Agreement and the Transaction Documents to secure the obligations of any Seller to its lenders.

10.4 Governing Law.  This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.5 Consent to Jurisdiction.    Each of the Parties irrevocably submits to the exclusive jurisdiction of (a) Delaware, and (b) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any state court located in the City of Wilmington, Delaware.  Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.5.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the District of Delaware, or (b) any state court located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.  THE PREVAILING PARTY IN ANY SUCH ACTION OR PROCEEDING WILL BE REIMBURSED ALL FEES AND COSTS INCURRED IN SUCH ACTION OR PROCEEDING BY THE NON-PREVAILING PARTY.

10.6 Interpretation.
(a)

The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)

The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)	When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise specified.
(d)	The words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.
(e)	A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.
(f)

All section and other headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

(g)

Any reference to a Party’s being satisfied with any particular item or to a Party’s determination of a particular item presumes that such standard will not be achieved unless such Party shall be satisfied or shall have made such determination in its sole or complete discretion.

(h)	The reference to “$” or “dollars” shall be United States Dollars.
(i)	Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

(j)	Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

10.7 Counterparts.  This Agreement may be executed in two (2) or more counterparts (delivery of which may occur via facsimile or other electronic means), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument.  This Agreement and any Transaction Documents, and any amendments hereto or thereto, to the extent signed and delivered by means of facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party to any such agreement or instrument, each other Party hereto shall deliver original forms thereof to all other Parties.  No Party to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a Contract and each such Party forever waives any such defense.  A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof.  Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10.8 Disclosure Schedules.  Any reference to a particular “Schedule” in this Agreement shall be deemed to refer to the schedule corresponding to the applicable numbered Section of this Agreement contained in the Company Disclosure Schedule.  Any item disclosed on any individual Schedule will be deemed to be disclosed and shall qualify only the specific representations and warranties which are referenced in the applicable section of such Schedule, and no other representation or warranty.

10.9 Negotiated Agreement.  The Parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

10.10 Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Law in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Transactions are fulfilled to the fullest extent possible.

10.11 Specific Performance.  The Parties each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.  Each Party expressly waives any requirement that any other Party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

10.12 No Third Party Beneficiaries.  This Agreement does not and is not intended to confer any rights or remedies upon any Person, including any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, other than the Parties to this Agreement; provided,  however, that in the case of ARTICLE IX, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of the provisions contained in such Article.

10.13 Expenses.  Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses in connection with this Agreement, the Transaction Documents and the Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Transactions are consummated; provided that the Sellers shall be jointly and severally responsible for all costs and expenses incurred by the Company in connection with this Agreement, the Transaction Documents and the Transactions to the extent such costs are not paid prior to the Closing or included in the calculation of the Net Working Capital.

10.14 Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by electronic mail, facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows, or to such addresses as otherwise provided by the Parties:

If to any Seller or the Sellers’ Representative:

14220 N. Honey Bee Trail
Oro Valley, AZ 85755
Attention: Mace Wolf Email: mace@cognify.com

with a required copy (which shall not constitute notice) to:

Glaser Weil Fink Howard Avchen & Shapiro LLP
520 Newport Center Drive, Suite 420
Newport Beach, CA 92660 Attention: George J. Wall Email: gwall@glaserweil.com

If to Purchaser:
TRHC MEC Holdings, LLC
c/o Tabula Rasa HealthCare, Inc.
228 Strawbridge Dr.
Moorestown, NJ 08057
Attention: Brian Adams, Chief Financial Officer Email: badams@trhc.com with a required copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Attention: Kevin Shmelzer Email: kevin.shmelzer@morganlewis.com

10.15 Legal Counsel; Privilege Matters.  Purchaser understands that the Company has been represented by Glaser Weil Fink Howard Avchen & Shapiro LLP, as legal counsel to the Company, including in the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.  Purchaser and Sellers acknowledge and agree that Glaser Weil Fink Howard Avchen & Shapiro LLP may after the Closing represent Sellers, Sellers’ Representative or their Affiliates in matters related to this Agreement, or the transactions contemplated hereby, including the representation of such Persons or their Affiliates in matters related to post-Closing claims made by Purchaser, the Company and any other Indemnified Purchaser Party under the indemnification provisions in ARTICLE IX and other claims that may arise out of or relate to this Agreement.  Purchaser and Sellers hereby acknowledge and agree that any and all privileges and client rights related to representation prior to the Closing in connection with matters related to this Agreement and the transactions contemplated by this Agreement (but not general business matters of the Company) shall run solely in favor of Sellers’ Representative and Sellers and not in favor of the Company, Purchaser or any of their Affiliates.  In the event of a dispute between the Purchaser or the Company and a third party, or any other circumstance in which a third party requests or demands that the Company produce privileged materials of the Sellers’ Representative or Sellers, the Purchaser shall cause the Company to assert such attorney-client privilege on behalf of the Sellers’ Representative or Sellers to prevent disclosure of privileged materials to such third party.  The Company further agrees that Glaser Weil Fink Howard Avchen & Shapiro LLP’s retention by the Company shall be deemed completed and terminated without any further action by any Person effective as of the Closing.  Purchaser and Sellers hereby acknowledge, on behalf of themselves and their Affiliates, that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and they hereby waive any conflict arising out of such future representation with respect to the matters contemplated by this Agreement.

ARTICLE XI seller representative

11.1 Appointment.  Each Seller does hereby irrevocably appoint Mace Wolf as the Sellers’ Representative, as his true and lawful attorney-in-fact and agent, each with full power of substitution or resubstitution, to act solely and exclusively on behalf of such Seller with respect to Transactions in accordance with the terms and provisions of this Agreement, and to act on behalf of such Seller in any Action involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Sellers’ Representative shall deem necessary or appropriate in connection with the Transactions, including the power:

(a)

to act for such Seller with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of such Seller, to transact matters of litigation;

(i) to execute and deliver all Transaction Documents to which the Sellers’ Representative is a party or amendments thereto that the Sellers’ Representative deem necessary or appropriate;
(ii) to receive funds, make payments of funds, and give receipts for funds;
(iii) to receive funds for the payment of expenses of such Seller and apply such funds in payment for such expenses;

(iv) to do or refrain from doing any further act or deed on behalf of such Seller that the Sellers’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller could do if personally present; and

(v) to receive service of process in connection with any claims under this Agreement.

11.2 Obligations.  The appointment of the Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Purchaser, any Seller and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative in all matters referred to herein.  Any action taken by the Sellers’ Representative must be in writing and must be signed by the Sellers’ Representative.  All notices required to be made or delivered by Purchaser to any Seller under this Agreement shall be made to the Sellers’ Representative for the benefit of such Seller and shall discharge in full all notice requirements of Purchaser to such Seller with respect thereto.  The Seller hereby confirm all that the Sellers’ Representative shall do or cause to be done by virtue of his appointment as the representatives of the Seller hereunder.  The Sellers’ Representative shall act for each Seller on all of the matters set forth in this Agreement in the manner the Sellers’ Representative believes to be in the best interest of such Seller and consistent with the obligations of such Seller under this Agreement, but the Sellers’ Representative shall not be responsible to any Seller for any Damages which the Seller may suffer by the performance of the Sellers’ Representative’s duties under this Agreement, other than Damages arising from willful violation of the Law or gross negligence in the performance of such duties under this Agreement.  The Sellers’ Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties or Liabilities shall be read into this Agreement or shall otherwise exist against the Sellers’ Representative.

11.3 Successor.  In the event that the Sellers’ Representative dies, becomes legally incapacitated or resigns (by providing Purchaser a minimum of sixty (60) days’ advance written notice) from his position as the Sellers’ Representative, a successor Sellers’ Representative (who shall either be a Seller or another Person reasonably acceptable to Purchaser) shall be appointed in writing by the Sellers, such appointment to become effective upon the delivery of executed counterparts of such writing to Purchaser, together with an acknowledgement signed by the successor Sellers’ Representative named in such writing that he or she accepts the responsibility of successor Sellers’ Representative and agrees to perform and be bound by all provisions of this Agreement applicable to the Sellers’ Representative.

11.4 Reliance.  The Sellers’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to him by any Seller, Purchaser, or any other evidence deemed by the Sellers’ Representative to be reliable, and the Sellers’ Representative shall be entitled to act on the advice of counsel selected by them.  The Sellers’ Representative shall be fully justified in failing or refusing to take any action under this Agreement unless he shall have received such advice or concurrence of any Seller as he deems appropriate or he shall have been expressly indemnified to his satisfaction by the Seller against any and all Liability and expense that the Sellers’ Representative may incur by reason of taking or continuing to take any such action.  The Sellers’ Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of the Seller, and such request, and any action taken or failure to act pursuant thereto, shall be binding upon all of the Sellers.

[Signature Pages to Follow]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the day and year first written above.

PURCHASER:

TRHC MEC HOLDINGS, LLC

By:__/s/ Brian Adams_____________________
Name: Brian Adams
Title: Chief Financial Officer

SELLERS:

/s/ Mace Wolf
Mace Wolf

/s/ Mark Friedman
Mark Friedman

SELLER REPRESENTATIVE:

/s/ Mace Wolf
Mace Wolf